Form 10-K, Exhibit 13
period 1999-09-30
PROVIDENT BANCORP INC/NY/
filed 1999-12-29
CIK 1070154

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following financial condition data and operating data are derived from the audited consolidated financial statements of Provident Bancorp, Inc. (the "Company"), or prior to January 7, 1999, Provident Bank (the "Bank"). Additional information is provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere in this report.

                                                                                 At September 30,
                                                            ------------------------------------------------------------
                                                              1999         1998         1997        1996          1995
                                                            --------     --------     --------     --------     --------
                                                                                   (In Thousands)
Selected Financial Condition Data:

Total assets .....................                          $814,518     $691,068     $648,742     $634,250     $526,593
Loans, net .......................                           566,521      463,667      404,497      369,487      331,947
Securities available for sale:
  Mortgage-backed securities .....                            51,762       49,912       36,153       41,482       30,329
Investment securities ............                            96,625       48,071       48,517       47,313       21,456
Securities held to maturity:
  Mortgage-backed securities .....                            53,380       79,226      104,071     112,863`       80,735
Investment securities ............                             3,402       19,176       22,195       22,138       37,920
Deposits .........................                           586,640      573,174      546,846      545,286      443,667
Borrowings .......................                           117,753       49,931       41,623       30,157       29,087
Equity ...........................                            90,299       55,200       50,399       45,536       43,828

                                                                           Years Ended September 30,
                                                            -------------------------------------------------------
                                                              1999       1998         1997        1996       1995
                                                            -------     -------     -------     -------     -------
                                                                                  (In Thousands)
Selected Operating Data:

Interest and dividend income ..........................     $52,267     $47,948     $46,555     $42,566     $37,030
Interest expense ......................................      21,589      20,880      20,179      18,585      15,064
                                                            -------     -------     -------     -------     -------
Net interest income ...................................      30,678      27,068      26,376      23,981      21,966
Provision for loan losses .............................       1,590       1,737       1,058         911         760
                                                            -------     -------     -------     -------     -------
Net interest income after provision for loan losses ...      29,088      25,331      25,318      23,070      21,206
Non-interest income ...................................       3,103       3,080       2,711       2,451       2,100
Non-interest expense (excluding special assessment) (1)      26,303      21,823      20,602      19,436      15,264
SAIF special assessment (2) ...........................        --          --             C       3,298           C
                                                            -------     -------     -------     -------     -------
    Income before income tax expense ..................       5,888       6,588       7,427       2,787       8,042
Income tax expense ....................................       1,958       2,346       2,829         690       3,239
                                                            -------     -------     -------     -------     -------

    Net income  (1) (2) ...............................     $ 3,930     $ 4,242     $ 4,598     $ 2,097     $ 4,803
                                                            =======     =======     =======     =======     =======

                                                        (Footnotes on next page)

                                                                                       At or for the Years Ended September 30,
                                                                              ----------------------------------------------------
                                                                                 1999       1998       1997       1996       1995
                                                                                 ----       ----       ----       ----       ----
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets) ........          0.52%      0.64%      0.72%      0.36%      0.96%
Return on equity (ratio of net income to average equity) ..............          5.03       7.94       9.51       4.60      11.77
Average interest rate spread (3) ......................................          3.66       3.79       3.92       3.88       4.15
Net interest margin (4) ...............................................          4.24       4.28       4.36       4.30       4.53
Efficiency ratio (5) ..................................................         77.86      72.39      70.83      73.53      63.43
Non-interest expense to average total assets ..........................          3.47       3.29       3.24       3.91       3.06
Average interest-earning assets to average interest-bearing liabilities        119.28     114.88     113.07     112.60     112.38

Per Share and Related Data:
  Basic earnings per share (6) ........................................       $  0.40         --         --         --         --
  Dividends per share (7) .............................................       $  0.06         --         --         --         --
  Dividend payout ratio (8) ...........................................         15.00%        --         --         --         --
  Book value per share (9) ............................................       $ 10.91         --         --         --         --

Asset Quality Ratios:
Non-performing assets to total assets .................................          0.62%      0.94%      0.75%      1.21%
                                                                                                                             1.29%
Non-performing loans to total loans ...................................          0.82       1.32       1.16       1.72       1.99
Allowance for loan losses to non-performing loans .....................        133.78      80.33      80.80      52.87      52.59
Allowance for loan losses to total loans ..............................          1.09       1.06       0.93       0.91       1.05

Capital Ratios:
Equity to total assets at end of year .................................         11.09%      7.99%      7.77%      7.18%      8.32%
Average equity to average assets ......................................         10.29       8.05       7.59       7.83       8.17
Tier 1 leverage ratio (Bank only) .....................................          9.56       7.37       6.96       6.15       8.24

-------------------------------
(1) Non interest expense for the year ended September 30, 1999 includes special charges totaling approximately $1.5 million in connection with the computer system conversion ($1.1 million) and establishment of the Bank's Employee Stock Ownership Plan ("ESOP") ($371,000). Excluding these special charges after taxes, net income would have been approximately $4.9 million for the year ended September 30, 1999.
(2) The SAIF special assessment represents the Bank's share of an assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund (the "SAIF"). On an after-tax basis, the special assessment reduced net income for fiscal 1996 by approximately $2.0 million.
(3) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5) The efficiency ratio represents non-interest expense (other than the SAIF special assessment in fiscal 1996) divided by the sum of net interest income and non-interest income.

(6) Basic earnings per share was computed for the nine-month period following the stock offering based on net income of approximately $3.2 million for that period and 8,041,018 average common shares.
(7) Represents dividends of $0.03 per share declared and paid in each of the third and fourth quarters of fiscal 1999.
(8) Ratio is based on dividends of $0.06 per share and nine-month earnings of $0.40 per share. Based on six-month earnings of $0.29 per share for the third and fourth fiscal quarters, the dividend pay out ratio would be 20.69%.
(9) Based on total stockholders' equity and all 8,280,000 outstanding common shares, including unallocated ESOP shares.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Forward-Looking Statements

         In addition to historical information, this annual report contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believe", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company's continued ability to originate quality loans, fluctuations in interest rates, real estate conditions in the Company's lending areas, general and local economic conditions, unanticipated Year 2000 issues, the Company's continued ability to attract and retain deposits, the Company's ability to control costs, and the effect of new accounting pronouncements and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

General

         Provident Bank (the "Bank") is a federally chartered thrift institution operating as a community bank and conducting business primarily in Rockland County, New York. On January 7, 1999, the Bank completed its reorganization into a mutual holding company structure, and Provident Bancorp, Inc., (the "Company") the Bank's stock holding company, sold 3,864,000 shares or 46.67% of its common stock to the public and issued 4,416,000 shares or 53.33% to Provident Bancorp, MHC. As a result of the stock offering, the Company raised net proceeds of approximately $37.1 million, prior to the purchase of stock by the Employee Stock Ownership Plan (the "ESOP"). The ESOP, which did not purchase shares in the offering, purchased 8% of the shares issued to the public, or 309,120 shares, in the open market during January and February 1999. The financial condition and results of operations of the Company are being discussed on a consolidated basis with the Bank. Reference to the Company may signify the Bank, depending on the context of the reference.

         The Company's results of operations depend primarily on its net interest income, which is the difference between the interest income on its earning assets, such as loans and securities, and the interest expense paid on its deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking service fees and income from loan servicing. The Company's non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense, data processing expenses, and amortization of branch purchase premiums. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Management Strategy

         Management intends to continue focusing on the Bank's growth as an independent community bank offering a broad range of customer-focused services as an alternative to money center banks in its market area, positioning the Bank for sustainable long-term growth. In recent years, management determined that the success of the Bank would be enhanced by operating as a community bank rather than a traditional thrift institution, and as a result, management implemented a business strategy that included: (i) creating an infrastructure for commercial and consumer banking, including an experienced commercial loan department and delivery systems to accommodate the needs of business and individual customers; and (ii) placing a greater emphasis on commercial real estate and business lending, as well as checking and other transaction accounts. Highlights of management's business strategy are as follows:

         Community banking and customer service: As an independent community bank, a principal objective of the Bank is to respond to the financial services needs of its consumer and commercial customers. Management intends to use new technologies to offer customers new financial products and services as market and regulatory conditions permit, including PC banking, cash management services and sweep accounts, although the Bank does not currently offer these products or services. Management also expects that the Bank will offer asset management, trust, and personal financial planning services in the near future.

         Growing and diversifying the loan portfolio: The Bank also offers a broad range of products to commercial businesses and real estate owners and developers. Commercial and real estate loans improve the yield of the overall portfolio and shorten its average maturity. The Bank has established experienced commercial loan and loan administration departments to assure the continued growth and careful management of the quality of its assets.

         Expanding the retail banking franchise: Management intends to further expand the retail banking franchise and to increase the number of households served in the Bank's market area. Management's strategy is to deliver exceptional customer service, which depends on up-to-date technology and convenient access, as well as courteous personal contact from a trained and motivated workforce. To this end, the Bank fosters a sales culture in its branch offices that emphasizes transaction accounts, the account most customers identify with "their" bank. In the weeks before and after September 30, 1999, the Bank opened its first two branches in Orange County, extending its market area from its base of 11 conveniently located branches in Rockland County. The Bank intends to pursue opportunities to expand its branch network further as market conditions permit. In addition, acknowledging the time pressures on the two-income families typical to its market area, six of the Bank's branch offices are now open seven days a week. The Bank also has 17 automated teller machines ("ATM") including seven new, advanced-function ATMs that deliver change to the penny, in addition to the more typical ATM functions. Its ATMs also participate in networks that permit customers to access their accounts through ATMs worldwide.

Management of Market Risk

         Qualitative Analysis. As with other financial institution holding companies, one of the Company's most significant forms of market risk is interest rate risk. The general objective of the Company's interest rate risk management is to determine the appropriate level of risk given the Company's business strategy, and then manage that risk in a manner that is consistent with the Company's policy to reduce the exposure of the Company's net interest income to changes in market interest rates. The Bank's asset/liability management committee ("ALCO"), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, the Company's operating environment, and capital and liquidity requirements, and modifies lending, investing and deposit gathering strategies accordingly. A committee of the Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on the Company's net interest margin, and the effect that changes in market interest rates would have on the value of the Company's loan and securities portfolios.

         The Company actively evaluates interest rate risk concerns in connection with its lending, investing, and deposit activities. The Company emphasizes the origination of residential monthly and bi-weekly fixed-rate mortgage loans, residential and commercial adjustable-rate mortgage loans, consumer and business loans. Depending on market interest rates and the Company's capital and liquidity position, the Company may retain all of its newly originated fixed-rate, fixed-term residential mortgage loans or may sell all or a portion of such longer-term loans on a servicing-retained basis. The Company also invests in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the maturities of the Company's interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of the Company's assets and liabilities, thereby reducing the exposure of the Company's net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments. The Company has also purchased an interest rate cap to synthetically extend the duration of its portfolio of short-term certificates of deposit. The counter party in the transaction has agreed to make interest payments to the Company, based on a $20 million notional amount, to the extent that the three-month LIBOR rate exceeds 6.5% over the term of the cap agreement, which has a five-year term ending in March 2003. See Note 15 of the Notes to Consolidated Financial Statements. By purchasing shorter term assets and extending the duration of its liabilities, management believes that the corresponding reduction in interest rate risk will enhance long-term profitability.

         Quantitative Analysis. Management monitors interest rate sensitivity primarily through the use of a model that simulates net interest income under varying interest rate assumptions. Management also evaluates this sensitivity using a model that estimates the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. Both models assume estimated loan prepayment rates, reinvestment rates and deposit decay rates which seem most likely based on historical experience during prior interest rate changes.

         The table below sets forth, as of September 30, 1999, the estimated changes in the Company's NPV and its net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve.

                                 NPV                                              Net Interest Income
    -------------------------------------------------------        ---------------------------------------------
       Change in                        Estimated Increase           Estimated         Increase   (Decrease) in
    Interest Rates     Estimated        (Decrease) in NPV          Net Interest    Estimated Net Interest Income
    (basis points)       NPV        Amount          Percent           Income          Amount         Percent
    --------------   ---------     ---------         ------         ----------      ----------      ---------
                             (Dollars in Thousands)
         +300       $   68,767     $ (32,167)        (31.9)%         $  27,332      $     (417)       (1.5)%
         +200           80,092       (20,842)        (20.6)             27,564            (185)       (0.7)
         +100           91,137        (9,797)         (9.7)             27,728             (21)       (0.1)
         0             100,934           ---            ---             27,749             ---          ---
         -100          109,626         8,692           8.6              28,118             369         1.3
         -200          117,346        16,412          16.3              28,810           1,061         3.8
         -300          122,971        22,037          21.8              29,230           1,481         5.3

         The table set forth above indicates that at September 30, 1999, in the event of an abrupt 200 basis point decrease in interest rates, the Company would be expected to experience a 16.3% increase in NPV, and a 3.8% increase in net interest income. In the event of an abrupt 200 basis point increase in interest rates, the Company would be expected to experience a 20.6% decrease in NPV, and a 0.7% decline in net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of the Company's sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

Analysis of Net Interest Income

         Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

         The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended September 30, 1999, 1998 and 1997. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are monthly average balances which, in the opinion of management, are not materially different from daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums which are included in interest income.

                                                                          Years Ended September 30,
                                     -----------------------------------------------------------------------------------------------
                                                    1999                           1998                            1997
                                     -----------------------------     -----------------------------  ------------------------------
                                       Average                                   Average                           Average
                                     Outstanding            Yield/             Outstanding    Yield/             Outstanding  Yield/
                                       Balance    Interest   Rate      Balance   Interest      Rate    Balance    Interest     Rate
                                       -------    --------   ----      -------   --------      ----    -------    --------     ----
                                                                          (Dollars in Thousands)
Interest-earning assets:
   Loans (1)................        $  526,139    $40,209     7.64%  $ 428,460    $35,032     8.18%   $ 385,355    $32,544    8.45%
   Mortgage-backed securities (2)      113,458      7,231     6.37     136,011      8,822     6.49      144,252      9,398    6.52
   Investment securities (2).           78,858      4,481     5.68      64,177      3,791     5.91       71,826      4,385    6.11
   Other.....................            5,229        346     6.62       4,345        303     6.97        3,526        228    6.47
                                     ---------    -------            ---------    -------             ---------    -------
   Total interest-earning assets       723,684     52,267     7.22     632,993     47,948     7.57      604,959     46,555    7.70
                                                  -------                          ------                           ------

   Non-interest-earning assets          35,165                          30,254                           31,861
                                    ----------                      ----------                       ----------
   Total assets..............       $  758,849                       $ 663,247                        $ 636,820
                                    ==========                       =========                        =========

Interest-bearing liabilities:
   Savings deposits (3)......       $  171,585      3,398     1.98   $ 166,529      3,697     2.22    $ 164,726      3,670    2.23
   Money market and
       NOW deposits..........          125,196      2,516     2.01     114,542      2,687     2.35      109,289      2,675    2.45
   Certificates of deposit...          235,620     11,560     4.91     240,986     12,771     5.30      237,262     12,347    5.20
   Borrowings................           74,328      4,115     5.53      28,961      1,725     5.96       23,730      1,487    6.27
                                    ----------    -------            ---------    -------             ---------    -------
    Total interest-bearing
   liabilities...............          606,729     21,589     3.56     551,018     20,880     3.79      535,007     20,179    3.78
                                       -------                         -------                          -------
Non-interest-bearing liabilities        74,064                          58,811                           53,489
                                       -------                      ----------                       ----------
Total liabilities............          680,793                         609,829                          588,496
Equity.......................           78,056                          53,418                           48,324
                                     ---------                       ---------                        ---------
Total liabilities and equity        $  758,849                       $ 663,247                        $ 636,820
                                    ==========                       =========                        =========

Net interest income..........          $30,678                         $27,068                          $26,376
                                       =======                         =======                          =======
Net interest rate spread (4).                                 3.66%                           3.78%                           3.92%

Net interest-earning assets (5)     $  116,955                         $81,975                          $69,952
                                    ==========                         =======                          =======
Net interest margin (6)......                                 4.24%                           4.28%                           4.36%
Ratio of interest-earning assets
    to interest-bearing liabilities    119.28%                             114.88%                       113.07%

--------------------

(1) Balances include the effect of net deferred loan origination fees and costs, and the allowance for loan losses.
(2)  Average outstanding balances are based on amortized cost.
(3)  Includes club accounts and interest-bearing mortgage escrow balances.
(4) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

         The following table presents the dollar amount of changes in interest income and interest expense for the major categories of the Company's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and
(ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                    Years Ended September 30,
                                         -------------------------------------------------------------------------
                                                     1999 vs. 1998                         1998 vs. 1997
                                         -----------------------------------    ----------------------------------
                                           Increase (Decrease)       Total         Increase (Decrease)     Total
                                                 Due to             Increase           Due to            Increase
                                         Volume          Rate      (Decrease)    Volume        Rate     (Decrease)
                                         ------          ----      ----------    ------        ----     ----------
                                                                       (In Thousands)
Interest-earning assets:
  Loans .............................   $  7,581     $ (2,404)    $    5,177     $ 3,550     $(1,062)   $    2,488
  Mortgage-backed securities.........     (1,440)        (151)        (1,591)       (535)        (41)         (576)
  Investment securities..............        839         (149)           690        (456)       (138)         (594)
Other................................         59          (16)            43          56          19            75
                                        --------     ---------    ----------     -------     -------    ----------

   Total interest-earning assets.....      7,039       (2,720)         4,319       2,615      (1,222)        1,393
                                        --------     ---------    ----------     -------     --------   ----------


Interest-bearing liabilities:
  Savings deposits...................        109         (408)          (299)         40         (13)           27
  Money market and NOW
    deposits ........................        236         (407)          (171)        126        (114)           12
  Certificates of deposit............       (279)        (931)        (1,210)        195         229           424
Borrowings...........................      2,519         (130)         2,389         315         (77)          238
                                        --------     ---------    ----------     -------     --------   ----------
   Total interest-bearing liabilities      2,585       (1,876)           709         676          25           701
                                        --------     ---------    ----------     -------     -------    ----------

Change in net interest income........   $  4,454     $   (844)    $    3,610     $ 1,939     $(1,247)   $      692
                                        ========     =========    ==========     =======     ========   ==========


Comparison of Financial Condition at September 30, 1999 and September 30, 1998

         Total assets increased to $814.5 million at September 30, 1999 from $691.0 million at September 30, 1998, an increase of $123.5 million, or 17.9 %. The asset growth was primarily attributable to overall increases of $102.9 million in net loans and $8.8 million in securities.

         Net loans increased by $102.9 million, or 22.2%, in the year ended September 30, 1999, primarily due to increases of $54.4 million in residential mortgage loans and $44.7 million in the commercial loan portfolio. Residential mortgage loans increased to $344.7 million at September 30, 1999, from $290.3 million at September 30, 1998, a growth rate of 18.7%. The commercial loan portfolio (which includes commercial mortgage, construction and commercial business loans) increased to $160.3 million at September 30, 1999, from $115.6 million at September 30, 1998, a growth rate of 38.7%. The commercial portfolio growth was primarily attributable to increases in commercial mortgage loans of $39.2 million and commercial business loans of $6.4 million. Total consumer loans increased by $5.0 million. The allowance for loan losses increased by $1.3 million to $6.2 million at September 30, 1999 from $4.9 million at September 30, 1998.

         The total securities portfolio increased by $8.8 million to $205.2 million at September 30, 1999 from $196.4 million at September 30, 1998. This net increase reflects a $32.8 million increase in investment securities and a $24.0 million decrease in mortgage-backed securities, as the Company de-emphasized mortgage-backed securities in light of the increase in its residential mortgage loan portfolio.

         Total deposits increased by $13.5 million to $586.6 million at September 30, 1999 from $573.2 million at September 30, 1998. Deposit growth was impacted by the stock offering, since nearly one-third of the stock purchases in January 1999 were funded from the Bank's customer deposits. Total transaction account balances increased by $14.9 million, or 16.2%, in the year ended September 30, 1999, to $107.0 million from $92.1 million at September 30, 1998. Total savings account balances increased by $5.9 million, or 3.8%, to $161.8 million at September 30, 1999 from $155.9 million at September 30, 1998. Total certificates of deposit decreased by $11.3 million, or 4.6 %, to $237.8 million at September 30, 1999 from $249.2 million at September 30, 1998. Borrowings increased by $67.8 million to $117.8 million at September 30, 1999 from $49.9 million at September 30, 1998.

         Stockholders' equity increased by $35.1 million to $90.3 million at September 30, 1999 from $55.2 million at September 30, 1998, primarily reflecting the $37.1 million in net proceeds from the stock offering, as well as net income of $3.9 million. Partially offsetting these increases was a decrease of $2.4 million in accumulated other comprehensive income (after-tax net unrealized gains or losses on available-for-sale securities) following the rapid rise in interest rates during the last half of fiscal 1999. Open-market purchases of ESOP shares and subsequent transactions resulted in a net decrease in stockholders' equity of $3.1 million.

Comparison of Operating Results for the Years Ended September 30, 1999 and September 30, 1998

         Net income for the year ended September 30, 1999 was $3.9 million, a decrease of $312,000, or 7.4%, compared to net income of $4.2 million for the year ended September 30, 1998. The decrease was due primarily to increases in non-interest expenses (including expenses associated with the conversion to a new computer system and the establishment of the ESOP), partially offset by an increase in net interest income. Excluding the after-tax impact of expenses related to the computer system conversion and the expenses attributable to the allocation of ESOP shares to participants for the plan year ended December 31, 1998, net income would have been approximately $4.9 million for the year ended September 30, 1999.

         Interest Income. Interest income increased by $4.3 million, or 9.0%, to $52.3 million for the year ended September 30, 1999 from $48.0 million for the year ended September 30, 1998. The increase was primarily due to a $5.2 million, or 14.8%, increase in income from loans, partially offset by a $901,000, or 7.1%, decrease in income from securities. The increase in income from loans was attributable to a $97.6 million increase in the average balance to $526.1 million from $428.5 million, partially offset by a 54 basis point decrease in the average yield to 7.64% from 8.18%. The continued growth of the one-to-four family residential mortgage loan portfolio was responsible for $64.5 million of the overall increase in average loans, with growth of $35.5 million coming from the average commercial loan portfolio. The decrease in income from mortgage-backed securities was attributable to a $22.5 million decrease in the average balance to $113.5 million from $136.0 million, combined with a 12 basis point decrease in the average yield to 6.37% from 6.49%.

         Interest Expense. Interest expense increased by $709,000, or 3.4 %, to $21.6 million for the year ended September 30, 1999 from $20.9 million for the year ended September 30, 1998. This was the net result of a $55.7 million or
10.1 % increase in the average balance of total interest-bearing liabilities in fiscal 1999 compared to fiscal 1998, substantially offset by a 23 basis point decrease in the average rate paid on such liabilities over the same period. Interest expense on borrowings from the Federal Home Loan Bank of New York (the "FHLB") increased by $2.4 million due to an increase of $45.3 million in the average balance to $74.3 million from $29.0 million, offset, in part, by a decrease of 43 basis points in the average rate paid to 5. 53% from 5.96%. The higher interest expense on borrowings was partially offset by a decrease of $1.2 million in interest expense on certificates of deposit to $11.6 million from $12.8 million. This decrease was due to a 39 basis point decrease in the average rate paid to 4.91% from 5.30 %, as well as a $5.4 million decrease in the average balance of certificates of deposit to $235.6 million from $241.0 million. Also partially offsetting the higher interest expense on borrowings was a decrease of $299,000 in interest expense on savings deposits to $3.4 million from $3.7 million. This decrease was due to a 24 basis point decrease in the average rate paid to 1.98% from 2.22%, offset, in part, by a $5.1 million increase in the average balance to $171.6 million from $166.5 million. Interest expense on money market and NOW accounts declined by $171,000 for the year ended September 30, 1999 due to a reduction in average rate paid to 2.01% from 2.35%, partially offset by a $10.7 million increase in the average balances of such deposits.

          Net Interest Income. For the years ended September 30, 1999 and 1998, net interest income was $30.7 million and $27.1 million, respectively. The $3.6 million increase in net interest income was primarily attributable to a $35.0 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), to $117.0 million from $82.0 million, partially offset by a 12 basis point decline in the net interest rate spread to 3.66 % from 3.78 %. The Company's net interest margin decreased slightly to 4.24 % in the year ended September 30, 1999 from 4.28% in the year ended September 30, 1998.

         Provision for Loan Losses. The Company records provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level which is considered appropriate to absorb probable loan losses inherent in the existing portfolio. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance. The Company recorded $1.6 million and $ 1.7 million in loan loss provisions during the years ended September 30, 1999 and 1998, respectively. The provisions reflect continued loan portfolio growth in both fiscal years, including commercial mortgage and commercial business loans. The provision for loan losses in fiscal 1998 also reflects the higher level of net loan charge-offs compared to fiscal 1999.

         Non-Interest Income. Non-interest income remained relatively unchanged at $3.1 million. Fees from overdrafts increased by $94,000 to $986,000 in the year ended September 30, 1999 from $892,000 in the year ended September 30,

1998. The Company also realized an increase of $55,000 in income from the sale of mutual funds and annuities, to $116,000 in fiscal 1999 compared to $61,000 in the year ended September 30, 1998. Offsetting these increases were a loss of $79,000 on disposal of fixed assets and a loss of $74,000 on the valuation of loans held for sale.

         Non-Interest Expense. Non-interest expenses increased by $4.5 million, or 20.5%, to $26.3 million for the year ended September 30, 1999 from $21.8 million for fiscal year ended September 30, 1998. Expenses associated with the new system conversion amounted to $1.1 million in fiscal 1999, versus pre-conversion spending of $340,000 in fiscal 1998. Excluding these system conversion costs, compensation and employee benefits increased by $1.2 million; occupancy and office operations expense increased by $229,000; and data processing expenses, consulting fees, and stationery and printing expenses increased by $335,000, $246,000 and $141,000, respectively. A portion of the higher costs were attributable to branch expansion and new product offerings. The increase in compensation and benefits includes ESOP expense of $635,000 in fiscal 1999, consisting of $371,000 attributable to the allocation of 10% of total plan shares to participants for the plan year ended December 31, 1998 and $264,000 attributable to shares committed to be released during the nine months ended September 30, 1999.

         Income Taxes. Income tax expense was $2.0 million for the fiscal year ended September 30, 1999 compared to $2.3 million for fiscal 1998, representing effective tax rates of 33.3% and 35.6%, respectively. The lower effective tax rate in fiscal 1999 primarily reflects the investment in tax-exempt securities and implementation of state tax strategies during the year.

Comparison of Operating Results for the Years Ended September 30, 1998 and September 30, 1997

          Net income was $4.2 million for the year ended September 30, 1998 compared to $4.6 million for the year ended September 30, 1997. The decrease was due primarily to increases in the provision for loan losses and non-interest expense, partially offset by an increase in net interest income and a decrease in income tax expense.

         Interest Income. Interest income increased by $1.4 million, or 3.0%, to $48.0 million for the year ended September 30, 1998 from $46.6 million for the year ended September 30, 1997. The increase was due primarily to an increase in average interest-earning assets. The impact of declining yields and spreads was partially offset by a change in asset mix. Loan balances increased while investment and mortgage-backed securities declined. Income from loans increased $2.5 million, partially offset by a $1.2 million decrease in income from securities. The increase in income from loans was attributable to a $43.1 million increase in the average balance of loans to $428.5 million from $385.4 million, partially offset by a 27 basis point decrease in the average yield on loans to 8.18% from 8.45%. The increase in average loans resulted primarily from the origination of one- to four-family mortgage loans. The decrease in the average yield on loans reflects declining market interest rates, as the Company originated new residential loans with yields lower than the average yield on the existing loan portfolio. The decrease in income from securities reflects decreases in average balances of $8.3 million for mortgage-backed securities and $7.6 million for investment securities, combined with a 20 basis point decrease in the average yield on investment securities to 5.91% from 6.11%.

         Interest Expense. Interest expense increased by $701,000, or 3.5%, to $20.9 million for the year ended September 30, 1998 from $20.2 million for the year ended September 30, 1997. This increase was due primarily to a $16.0 million increase in the average balance of interest-bearing liabilities in fiscal 1998 compared to fiscal 1997. The increase in overall interest expense resulted primarily from a $424,000 increase in interest expense on certificates of deposit and a $238,000 increase in interest expense on borrowings. The increase attributable to certificates of deposit resulted from a $3.7 million increase in the average balance of certificates of deposit to $241.0 million in the year ended September 30, 1998 from $237.3 million in fiscal 1997, combined with a 10 basis point increase in the average cost of certificates of deposit to 5.30% from 5.20%. The increase attributable to borrowings resulted from a $5.3 million increase in the average balance of borrowings to $29.0 million for the year ended September 30, 1998 from $23.7 million for the year ended September 30, 1997, which was partially offset by a 31 basis point decrease in the average cost of borrowings to 5.96% from 6.27%.

         Net Interest Income. For the years ended September 30, 1998 and 1997, net interest income was $27.1 million and $26.4 million, respectively. The $692,000 increase in net interest income was primarily attributable to a $12.0 million increase in net interest-earning assets (interest-earning assets less interest-bearing liabilities), partially offset by a 14 basis point decline in the net interest rate spread to 3.78% from 3.92%. The Company's net interest margin decreased to 4.28% in the year ended September 30, 1998 from 4.36% in the year ended September 30, 1997.

         Provision for Loan Losses. The Company's provision for loan losses increased by $679,000 to $1.7 million for the year ended September 30, 1998 from $1.1 million for the year ended September 30, 1997. The increased provision reflects continued loan portfolio growth, including commercial real estate and commercial business loans, as well as an increase in non-performing loans to $6.1 million at September 30, 1998 from $4.7 million at September 30, 1997.

         Non-Interest Income. Non-interest income increased by $369,000, or 13.6%, to $3.1 million for the year ended September 30, 1998 from $2.7 million for the year ended September 30, 1997. This reflects a $164,000 increase in the gain on sale of loans to $170,000 in fiscal 1998 from $6,000 in fiscal 1997, primarily from a higher volume of loan sales, as the Company sold newly originated, longer term fixed-rate mortgage loans as part of its interest rate risk management. In addition, deposit-related fees and charges increased $137,000, or 6.7%, to $2.2 million for the year ended September 30, 1998 from $2.0 million for the year ended September 30, 1997.

         Non-Interest Expense. Non-interest expense increased by $1.2 million, or 5.9%, to $21.8 million for the year ended September 30, 1998 from $20.6 million for the fiscal year ended September 30, 1997. Compensation and employee benefits increased by $591,000 to $10.5 million from $9.9 million primarily due to a $335,000, or 4.9%, increase in salaries for Company officers and staff, and a $90,000 increase in medical and disability insurance. In addition, there was a charge of approximately $190,000 in fiscal 1998 related to the early termination of a long-term incentive plan for senior officers and directors. The increase in non-interest expense in fiscal 1998 also reflects $340,000 in conversion-related expenses associated with the new core processing system and an increase of $160,000 in legal expenses.

         Income Taxes. Income tax expense was $2.3 million for the year ended September 30, 1998 compared to $2.8 million for fiscal 1997, representing effective tax rates of 35.6% and 38.1%, respectively.

Liquidity and Capital Resources

         The objective of the Company's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Company's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

         The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and securities, and to a lesser extent, borrowings and proceeds from the sale of fixed-rate mortgage loans in the secondary mortgage market. Maturities and scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments and mortgage loan sales are greatly influenced by market interest rates, economic conditions and competition.

         The Company's primary investing activities are the origination of both residential one- to four-family and commercial real estate loans, and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 1999, 1998 and 1997, the Company's loan originations totaled $220.8 million, $172.3 million and $112.6 million, respectively. Purchases of mortgage-backed securities totaled $18.3 million, $35.5 million and $12.1 million for the years ended September 30, 1999, 1998 and 1997, respectively. Purchases of investment securities totaled $72.7 million, $23.0 million and $13.2 million for the years ended September 30, 1999, 1998 and 1997, respectively. These investing activities were funded primarily by deposit growth and by principal repayments on loans and securities. Net proceeds of $37.1 million from the stock offering provided an additional source of liquidity during the year ended September 30, 1999. Loan origination commitments totaled $18.7 million at September 30, 1999, comprised of $10.3 million at adjustable or variable rates and $8.4 million at fixed rates. The Company anticipates that it will have sufficient funds available to meet current loan commitments.

         Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $13.5 million, $26.3 million and $1.6 million for the years ended September 30, 1999, 1998 and 1997, respectively. Certificates of deposit that are scheduled to mature in one year or less from September 30, 1999 totaled $197.4 million. Based upon prior experience and current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

         The Company monitors its liquidity position on a daily basis, and any excess short-term liquidity is usually invested in overnight federal funds sold. The Company generally remains fully invested and meets additional funding requirements through FHLB advances, which amounted to $115.5 million at September 30, 1999.

         At September 30, 1999, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $76.9 million, or 9.6% of adjusted assets (which is above the required level of $32.2 million, or 4.0%) and a risk-based capital level of $82.9 million, or 17.2% of risk-weighted assets (which is above the required level of $38.6 million, or 8.0%). These capital requirements, which are applicable to the Bank only, do not consider additional capital retained by the Company. See Note 11 of the Notes to Consolidated Financial Statements for additional information concerning the Bank's capital requirements.

Year 2000 Considerations

         The  following   information   constitutes   a  "Year  2000   Readiness
Disclosure" under the Year 2000 Information and Readiness Act.

         The Company, like all companies that utilize computer technology, has faced the significant challenge over the past year of ensuring that its computer systems will be able to process time-sensitive data accurately beyond the Year 1999 (referred to as the "Year 2000 issue"). The Year 2000 issue arose since many existing computer programs use two digits rather than four in date fields that define the year. Such computer programs may recognize a date field using 00 as the Year 1900 rather than the Year 2000. Software, hardware and equipment both within and outside the Company's direct control (and with which the Company interfaces either electronically or operationally), are likely to be affected by the Year 2000 issue.

         The Company conducted a comprehensive review of its computer systems to identify systems that could be affected by the Year 2000 issue, and developed an implementation plan (including establishing priorities for mission-critical applications) to modify or replace the affected systems and test them for Year 2000 readiness. The Company's plan includes actions to identify Year 2000 issues attributable to its own systems as well as those of third parties who supply products and services to the Company, or who have material business relationships with the Company.

         The Company realized that the Year 2000 issue extends beyond the computer systems associated with its operations. The Company identified and began a process of quantifying certain external risks posed by the Year 2000 problem and prepared a plan to deal with those risks. The Company's Year 2000 plan addresses each identified external risk and, in cases where risks may be high, the Company took action to protect its interests, including establishing contingency plans to be activated in the event of system failures. In addition to its internal efforts, the Company employed the services of an outside consulting firm to help it with this planning effort. Although no guaranty can be given that all internal systems and/or third parties will be prepared for the Year 2000 issue, the actions being taken by the Company in response to Year 2000 issues are consistent with the guidelines set forth in policy statements issued by the bank regulatory agencies.

         The Company identified six mission-critical systems including its core data processing system for loans, deposits and the general ledger. In November 1998, the Company converted to a new core system, which it believes enhanced the quality of its information technology and will result in improved customer service. Similar to the operation of the Company's prior core system, computer operations are performed by a third-party vendor. The Company has completed its own testing of the core system. A detailed report of testing results has been produced, and the results where validated for accuracy by internal staff.

         The Company obtained assurances from certain third parties with whom it does business, either as to their current Year 2000 compliance or assurance that they are in the process of addressing the Year 2000 issue. For example, the Company exchanges data with a number of other entities, such as credit bureaus, the Federal Reserve Bank, and government-sponsored enterprises. The failure of these entities to adequately address the Year 2000 issue could adversely affect the Company's ability to conduct its business. The risk also exists that some of the Company's commercial borrowers may not have prepared for Year 2000 issues and may suffer financial harm as a result. This, in turn, represents risk to the Company regarding the repayment of loans from those commercial customers. The
Company has surveyed its existing commercial customers with aggregate outstanding loan balances of $250,000 or more regarding their Year 2000 preparedness, and has conducted follow-up interviews with its larger commercial borrowers to determine their readiness. While the Company does not have specific financial data regarding the potential effect of the Year 2000 issues on its commercial customers, the Company recognizes this as a risk and will continue to seek evidence of preparedness from its major borrowers. The Company also has been assessing Year 2000 readiness as a component of its risk evaluation for new commercial borrowers.

         Contingency plans were developed for all mission-critical applications in anticipation of the possibility of unplanned system difficulties. These plans provide for some type of manual record keeping and reporting procedures, and were incorporated as part of the Company's overall contingency planning process. In preparing its contingency plan, the Company categorized potential events as uncontrollable and controllable. Uncontrollable events, such as loss of electric power and telephone service failures, will affect all companies, government and customers. These uncontrollable events cannot be remedied by anyone other than the appropriate responsible party, but require a workaround action plan as outlined in the business resumption contingency plan.

         The Company documented pre-determined actions to help it resume normal operations in the event of failure of any mission-critical service and product, as specified in the Company's Year 2000 inventory list. For example, the Company reviewed the availability of cash to meet potential depositor demand due to concerns about the availability of funds after December 31, 1999. As part of its contingency planning process, the Company conducted a business impact analysis to identify potentially disruptive events and the effect such disruption could have on business operations should a service provider or software vendor be unable to restore systems and/or business operations. The Company has established a recovery program that identifies participants, processes and equipment that might be necessary for the Company to function adequately in case of some unforeseen event. The basic priorities for restoring service are based on the essential application processing required to ensure that the Company can continue to serve its customers. The Company also instituted a resumption tracking system for critical operations to ensure that appropriate pre-determined actions are identified. The tracking system identifies any required resources (equipment, personnel etc.) needed to restore operations.

         Monitoring and managing the Year 2000 issue resulted, and may result, in additional direct and indirect costs for the Company. Direct costs include potential charges by third-party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products, and implementing any necessary contingency plans. The Company's direct and indirect costs of addressing the Year 2000 issue are charged to expense as incurred, except for costs incurred in the purchase of new software or hardware, which are capitalized. To date, costs incurred primarily relate to the dedication of internal resources employed in the assessment and development of the Company's Year 2000 plan, as well as the testing of hardware and software owned or licensed for its personal computers. Based on knowledge as of the preparation date of this report, total direct and indirect Year 2000 costs are not expected to exceed $250,000, of which $140,000 was incurred through September 30, 1999.

Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. As amended, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, although earlier adoption is permitted. The Company has not yet selected an adoption date or decided whether it will reclassify securities between categories. The Company has engaged in limited derivatives and hedging activities covered by the new standard, and does not expect to significantly increase such activities in the near term. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

                        COMMON STOCK AND RELATED MATTERS

         The common stock of the Company is quoted on the Nasdaq National Market under the symbol "PBCP." As of September 30, 1999, the Company had six registered market makers, 3,912 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 8,280,000 shares outstanding. As of such date, Provident Bancorp, MHC (the "Mutual Holding

Company"), held 4,416,000 shares of common stock and stockholders other than the Mutual Holding Company held 3,864,000 shares.

         The following table sets forth market price and dividend information for the common stock since the completion of the initial public offering on January 7, 1999.


                                                              Cash Dividends
         Quarter Ended            High             Low           Declared
         -------------            ----             ---           --------

    March 31, 1999             $ 12.25          $  9.88           $   --
    June 30, 1999                11.00             9.94             0.03
    September 30, 1999           12.88            11.50             0.03


         Payment of dividends on the Company's common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends will continue.

         During the third and fourth quarters of the year ended September 30, 1999, the Company paid dividends of $0.03 per share. In accordance with regulations, the Mutual Holding Company obtained OTS approval to waive its receipt of dividends, and waived receipt of $132,472 of dividends paid during the third quarter. Subsequent to that date, however, the Company has paid dividends to the Mutual Holding Company as well as to its minority shareholders.

                               Consolidated Statements of Financial Condition

                                        September 30, 1999 and 1998

                               (Dollars in thousands, except per share data)

                                                                                       1999         1998
                                                                                     ---------    ---------
                                     Assets
Cash and due from banks                                                              $  11,838    $   7,572
Securities:
    Available for sale, at fair value (amortized cost of $150,792 in 1999 and
       $96,466 in 1998) (note 3)                                                       148,387       97,983
    Held to maturity, at amortized cost (fair value of $56,479 in 1999 and
       $99,672 in 1998) (note 4)                                                        56,782       98,402
                                                                                     ---------    ---------
          Total securities                                                             205,169      196,385
                                                                                     ---------    ---------
Loans (note 5):
    One- to four-family residential mortgage loans                                     344,731      290,334
    Commercial real estate, commercial business and construction loans                 160,297      115,570
    Consumer loans                                                                      67,695       62,669
    Allowance for loan losses                                                           (6,202)      (4,906)
                                                                                     ---------    ---------
          Total loans, net                                                             566,521      463,667
                                                                                     ---------    ---------
Accrued interest receivable, net (note 6)                                                5,656        4,087
Federal Home Loan Bank stock, at cost                                                    6,176        3,690
Premises and equipment, net (note 7)                                                     8,232        7,058
Deferred income taxes (note 10)                                                          5,510        2,477
Other assets (notes 5 and 8)                                                             5,416        6,132
                                                                                     ---------    ---------

          Total assets                                                               $ 814,518    $ 691,068
                                                                                     =========    =========


                      Liabilities and Stockholders' Equity

Liabilities:
    Deposits (note 8)                                                                $ 586,640    $ 573,174
    Borrowings (note 9)                                                                117,753       49,931
    Mortgage escrow funds (note 5)                                                      10,489        5,887
    Other                                                                                9,337        6,876
                                                                                     ---------    ---------
          Total liabilities                                                            724,219      635,868
                                                                                     ---------    ---------

Commitments and contingencies (notes 14 and 15)

Stockholders' equity (notes 1 and 11):
    Preferred stock (par value $0.10 per share; 10,000,000 shares authorized;
       none issued or outstanding)                                                        --           --
    Common stock (par value $0.10 per share; 10,000,000 shares authorized;
       8,280,000 shares issued and outstanding at September 30, 1999)                      828         --
    Additional paid-in capital                                                          36,262         --
    Unallocated common stock held by employee stock ownership plan ("ESOP")
       (note 13)                                                                        (3,102)        --
    Retained earnings                                                                   57,754       54,291
    Accumulated other comprehensive (loss) income, net of taxes (note 12)               (1,443)         909
                                                                                     ---------    ---------

          Total stockholders' equity                                                    90,299       55,200
                                                                                     ---------    ---------

          Total liabilities and stockholders' equity                                 $ 814,518    $ 691,068
                                                                                     =========    =========

See accompanying notes to consolidated financial statements.

                                   PROVIDENT BANCORP, INC. AND SUBSIDIARY

                                     Consolidated Statements of Income

                               Years Ended September 30, 1999, 1998 and 1997

                                   (In thousands, except per share data)

                                                                            1999        1998          1997
                                                                          -------      -------      -------
Interest and dividend income:
    Loans                                                                 $40,209      $35,032      $32,544
    Securities                                                             11,712       12,613       13,783
    Other earning assets                                                      346          303          228
                                                                          -------      -------      -------
          Total interest and dividend income                               52,267       47,948       46,555
                                                                          -------      -------      -------
Interest expense:
    Deposits (note 8)                                                      17,474       19,155       18,692
    Borrowings                                                              4,115        1,725        1,487
                                                                          -------      -------      -------
          Total interest expense                                           21,589       20,880       20,179
                                                                          -------      -------      -------
          Net interest income                                              30,678       27,068       26,376
Provision for loan losses (note 5)                                          1,590        1,737        1,058
                                                                          -------      -------      -------
          Net interest income after provision for loan losses              29,088       25,331       25,318
                                                                          -------      -------      -------
Non-interest income:
    Loan servicing                                                            559          579          583
    Banking service fees and other income                                   2,544        2,501        2,128
                                                                          -------      -------      -------
          Total non-interest income                                         3,103        3,080        2,711
                                                                          -------      -------      -------
Non-interest expense:
    Compensation and employee benefits (note 13)                           12,279       10,506        9,915
    Occupancy and office operations (note 14)                               3,370        3,141        3,167
    Advertising and promotion                                               1,199        1,146        1,038
    Data processing                                                         1,301          845          580
    Amortization of branch purchase premiums (note 8)                       1,720        1,630        1,506
    Other                                                                   6,434        4,555        4,396
                                                                          -------      -------      -------
          Total non-interest expense                                       26,303       21,823       20,602
                                                                          -------      -------      -------
          Income before income tax expense                                  5,888        6,588        7,427
Income tax expense (note 10)                                                1,958        2,346        2,829
                                                                          -------      -------      -------
          Net income                                                      $ 3,930      $ 4,242      $ 4,598
                                                                          =======      =======      =======
Basic earnings per common share, from date of stock
    offering (January 7, 1999) (note 2)                                   $  0.40
                                                                          =======

See accompanying notes to consolidated financial statements.

                                               PROVIDENT BANCORP, INC. AND SUBSIDIARY

                                     Consolidated Statements of Changes in Stockholders' Equity

                                            Years Ended September 30, 1999, 1998 and 1997

                                            (Dollars in thousands, except per share data)

                                                                                                             Accumulated
                                                                                                                 Other      Total
                                                                          Additional  Unallocated           Comprehensive   Stock-
                                                    Preferred    Common    Paid-in       ESOP      Retained    (Loss)       holders'
                                                      Stock      Stock     Capital      Shares     Earnings    Income       Equity
                                                     --------   --------   --------    --------    --------    --------    --------
Balance at September 30, 1996                        $   --     $   --     $   --      $   --      $ 45,451    $     85    $ 45,536
                                                     --------   --------   --------    --------    --------    --------    --------

Net income                                               --         --         --          --         4,598        --         4,598
Other comprehensive income (note 12)                     --         --         --          --          --           265         265
                                                                                                                           --------
       Total comprehensive income                                                                                             4,863
                                                     --------   --------   --------    --------    --------    --------    --------
Balance at September 30, 1997                            --         --         --          --        50,049         350      50,399

Net income                                               --         --         --          --         4,242        --         4,242
Other comprehensive income (note 12)                     --         --         --          --          --           559         559
                                                                                                                           --------
       Total comprehensive income                                                                                             4,801
                                                     --------   --------   --------    --------    --------    --------    --------
Balance at September 30, 1998                            --         --         --          --        54,291         909      55,200

Net income                                               --         --         --          --         3,930        --         3,930
Other comprehensive loss (note 12)                       --         --         --          --          --        (2,352)     (2,352)
                                                                                                                           --------
       Total comprehensive income                                                                                             1,578


Issuance of 8,280,000 common shares (note 1)             --          828     36,285        --          --          --        37,113
Initial capitalization of Provident Bancorp, MHC         --         --         --          --          (100)       --          (100)
Shares purchased by ESOP (309,120 shares)                --         --         --        (3,760)       --          --        (3,760)
ESOP shares allocated or committed to be
    released for allocation (54,096 shares)              --         --          (23)        658        --          --           635
Cash dividends paid ($0.06 per common share)             --         --         --          --          (367)       --          (367)
                                                     --------   --------   --------    --------    --------    --------    --------
Balance at September 30, 1999                        $   --     $    828   $ 36,262    $ (3,102)   $ 57,754    $ (1,443)   $ 90,299
                                                     ========   ========   ========    ========    ========    ========    ========

See accompanying notes to consolidated financial statements.

                             PROVIDENT BANCORP, INC. AND SUBSIDIARY

                              Consolidated Statements of Cash Flows

                          Years Ended September 30, 1999, 1998 and 1997

                                         (In thousands)

                                                                1999        1998          1997
                                                             ---------    ---------    ---------
Cash Flows from Operating Activities:
    Net income                                               $   3,930    $   4,242    $   4,598
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                              1,590        1,737        1,058
          Depreciation and amortization of premises and
             equipment                                           1,497        1,390        1,462
          Amortization of branch purchase premiums               1,720        1,630        1,506
          Net amortization of premiums and discounts
             on securities                                         239          250          177
          Originations of loans held for sale                  (13,271)     (20,402)        (197)
          Proceeds from sales of loans held for sale            14,089       17,163          197
          Deferred income tax (benefit) expense                 (1,488)      (1,057)         496
          Net changes in accrued interest receivable
             and payable                                        (1,293)         675         (245)
          Net increase (decrease) in other liabilities           2,187        1,061       (2,881)
          Other adjustments, net                                  (607)        (402)        (175)
                                                             ---------    ---------    ---------
                 Net cash provided by operating activities       8,593        6,287        5,996
                                                             ---------    ---------    ---------

Cash Flows from Investing Activities:
    Purchases of securities:
       Available for sale                                      (91,029)     (43,120)     (10,204)
       Held to maturity                                           --        (15,375)     (15,070)
    Proceeds from maturities, calls and principal
       payments on securities:
          Available for sale                                    36,586       24,645       14,730
          Held to maturity                                      41,510       43,077       23,679
    Proceeds from sales of securities available for sale          --          6,007         --
    Loan originations                                         (220,813)    (172,271)    (112,573)
    Loan principal repayments                                  115,525      114,166       75,744
    Purchases of Federal Home Loan Bank stock                   (2,486)         (49)        (430)
    Proceeds from sales of real estate owned                       274          451        2,029
    Purchases of premises and equipment                         (2,670)      (1,565)      (1,260)
    Proceeds from sales of premises and equipment                 --            164          292
                                                             ---------    ---------    ---------
                Net cash used in investing activities         (123,103)     (43,870)     (23,063)
                                                             ---------    ---------    ---------

(Continued)
                                       5

                             PROVIDENT BANCORP, INC. AND SUBSIDIARY

                              Consolidated Statements of Cash Flows

                          Years Ended September 30, 1999, 1998 and 1997

                                         (In thousands)

                                                                1999        1998          1997
                                                             ---------    ---------    ---------
Cash Flows from Financing Activities:
    Net increase in deposits                                 $  13,466    $  26,328    $   1,560
    Net increase in borrowings                                  67,822        8,308       11,466
    Net increase (decrease) in mortgage escrow funds             4,602        1,328         (437)
    Net proceeds from stock offering                            37,113         --           --
    Shares purchased by ESOP                                    (3,760)        --           --
    Initial capitalization of Provident Bancorp, MHC              (100)        --           --
    Cash dividends paid                                           (367)        --           --
                                                             ---------    ---------    ---------
           Net cash provided by financing activities           118,776       35,964       12,589
                                                             ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents             4,266       (1,619)      (4,478)

Cash and cash equivalents at beginning of year                   7,572        9,191       13,669
                                                             ---------    ---------    ---------

Cash and cash equivalents at end of year                     $  11,838    $   7,572    $   9,191
                                                             =========    =========    =========

Supplemental Information:
    Interest paid                                            $  21,313    $  20,380    $  20,100
    Income taxes paid                                            1,446        3,539        1,808
    Loans transferred to real estate owned                         311          597          715
                                                             =========    =========    =========


See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

(1)    Reorganization and Stock Offering

       On  January  7,  1999,   Provident   Bank  (the  "Bank")   completed  its
       reorganization into a mutual holding company structure (the "Reorganization"). As part of the Reorganization, the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). The Bank became the wholly-owned subsidiary of Provident Bancorp, Inc., which became the majority-owned subsidiary of Provident Bancorp, MHC (the "Mutual Holding Company"). Collectively, Provident Bancorp, Inc. and the Bank are referred to herein as "the Company".

       Provident Bancorp, Inc. issued a total of 8,280,000 common shares on January 7, 1999, consisting of 3,864,000 shares (or 46.67%) sold to the public (the "Offering") and 4,416,000 shares (or 53.33%) issued to the Mutual Holding Company. The net proceeds from the sale of shares to the public amounted to $37,113, representing gross proceeds of $38,640 less offering costs of $1,527. Provident Bancorp, Inc. utilized net proceeds of $24,000 to make a capital contribution to the Bank.

       The Company's Employee Stock Ownership Plan ("ESOP"), which did not purchase shares in the Offering, was authorized to purchase up to 8% of the shares sold in the Offering, or 309,120 shares. The ESOP completed its purchase of all such authorized shares in the open market during January and February 1999, at a total cost of $3,760.

(2)    Summary of Significant Accounting Policies

       The Bank is a community bank that offers financial services to individuals and businesses primarily in Rockland County, New York and its contiguous communities. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities. The Bank is a federally-chartered savings bank and its deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Office of Thrift Supervision ("OTS") is the primary regulator for the Bank, Provident Bancorp, Inc. and the Mutual Holding Company.

       Basis of Financial Statement Presentation

       The consolidated financial statements include the accounts of Provident Bancorp, Inc., the Bank, and the Bank's wholly-owned subsidiaries. These subsidiaries are (i) Provident REIT, Inc. which was formed in fiscal 1999 as a real estate investment trust and holds a portion of the Company's real estate loans, (ii) Provest Services Corp. I which became active in fiscal 1996 and has invested in a low- income housing partnership, and
       (iii) Provest Services Corp. II which became active in fiscal 1997 and has engaged a third-party provider to sell mutual funds and annuities to the Bank's customers. Prior to the Reorganization and Offering, Provident Bancorp, Inc. had no operations other than those of an organizational nature. Intercompany transactions and balances are eliminated in consolidation.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

       For purposes of reporting cash flows, cash equivalents (if any) include highly liquid short-term investments such as overnight federal funds.

       Securities

       Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires entities to classify securities among three categories -- held to maturity, trading, and available for sale. Management determines the appropriate classification of the Company's securities at the time of purchase.

       Held-to-maturity securities are limited to debt securities for which management has the intent and the Company has the ability to hold to maturity. These securities are reported at amortized cost.

       Trading securities are debt and equity securities bought and held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings. The Company does not engage in security trading activities.

       All other debt and equity securities are classified as available for sale. These securities are reported at fair value, with unrealized gains and losses (net of the related deferred income tax effect) excluded from earnings and reported in a separate component of stockholders' equity (accumulated other comprehensive income or loss). Available-for-sale securities include securities that management intends to hold for an indefinite period of time, such as securities to be used as part of the Company's asset/liability management strategy or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital, or similar factors.

       Premiums and discounts on debt securities are recognized in interest income on a level-yield basis over the period to maturity. The cost of securities sold is determined using the specific identification method. Unrealized losses are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

       Loans

       Loans, other than those classified as held for sale, are carried at amortized cost less the allowance for loan losses. Mortgage loans originated and held for sale in the secondary market are carried at the

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       lower of aggregate cost or estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to earnings.

       A loan is placed on non-accrual status when management has determined that the borrower may be unable to meet contractual principal or interest obligations, or when interest and principal is 90 days or more past due. Accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current income. Interest payments received on non-accrual loans, including impaired loans under SFAS No. 114, are not recognized as income unless warranted based on the borrower's financial condition and payment record. Interest on loans that have been restructured is accrued in accordance with the renegotiated terms.

       The Company defers non-refundable loan origination and commitment fees, and certain direct loan origination costs, and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in income at that time.

       Allowance for Loan Losses

       The allowance for loan losses is established through provisions for losses charged to earnings. Loan losses are charged against the allowance when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

       The allowance for loan losses is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectable, based on evaluations of the collectability of the loans. Management's evaluations, which are subject to periodic review by the Company's regulators, take into consideration factors such as the Company's past loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and collateral values, and current economic conditions that may affect the borrowers' ability to pay. Future adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, regulatory examinations, the identification of additional problem loans, and other factors.

       In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," the Company considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. SFAS No. 114 applies to loans that are individually evaluated for collectability in accordance with the Company's ongoing loan review procedures (principally commercial real estate, commercial business and construction loans). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans. Under SFAS No. 114, creditors are permitted to measure and report impaired loans based on one of

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       three approaches -- the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than the recorded investment in an impaired loan, an impairment loss is recognized as part of the allowance for loan losses.

       Transfers and Servicing of Financial Assets

       SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," establishes financial reporting standards for a broad range of transactions including sales of loans with servicing retained, loan securitizations, loan participations, repurchase agreements, securities lending and in-substance defeasances of debt. SFAS No. 125 is generally effective for transactions entered into on or after January 1, 1997 and superseded SFAS No. 122, "Accounting for Mortgage Servicing Rights," which became effective for the Company on October 1, 1996.

       Among other things, the standard requires recognition of servicing rights as an asset when loans are sold with servicing retained. The Company recognizes mortgage servicing assets by allocating the cost of an originated mortgage loan between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset which is amortized thereafter in proportion to, and over the period of, estimated net servicing income. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment loss is recognized in a valuation allowance by charges to income.

       Federal Home Loan Bank Stock

       As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security under SFAS No. 115 and, accordingly, is carried at cost.

       Premises and Equipment

       Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Branch Purchase Premiums

       Premiums attributable to the acquisition of core deposits in branch purchase transactions are amortized using the straight-line method over periods not exceeding the estimated average remaining life of the acquired customer base (initial five-year periods for the Bank's 1996 branch purchases). The unamortized premiums are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be fully recoverable.

       Real Estate Owned

       Real estate properties acquired through loan foreclosures are recorded initially at estimated fair value less expected sales costs, with any resulting writedown charged against the allowance for loan losses. Subsequent valuations are performed by management, and the carrying value of a real estate owned property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

       Income Taxes

       Income taxes are accounted for under the asset and liability method. Accordingly, deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

       A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

       Interest Rate Cap Agreements

       The Company uses the accrual method of accounting for interest rate cap agreements entered into for interest rate risk management purposes. Interest payments (if any) due from the counterparties are

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       recognized in the consolidated statements of income as an adjustment to interest income or expense on the assets or liabilities designated in the Company's interest rate risk management strategy. Premiums paid by the Company at inception of the agreements are included in other assets and amortized on a straight-line basis as an adjustment to interest income or expense over the term of the agreements.

       Employee Stock Ownership Plan

       Compensation expense recognized for the Company's ESOP equals the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value of the shares at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released is deducted from stockholders' equity.

       Earnings Per Share

       In accordance with SFAS No. 128, Earnings Per Share, basic earnings per share excludes dilution and is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Basic earnings per share presented in the fiscal 1999 consolidated statement of income is for the nine-month period following the Offering, based on net income of $3,202 for that period and 8,041,018 average outstanding common shares. For purposes of computing earnings per share, outstanding common shares include all shares issued to the Mutual Holding Company but exclude ESOP shares that have not been allocated or committed to be released for allocation to participants. At September 30, 1999, the Company had no outstanding stock options or other contracts that could result in the issuance of additional common shares and, accordingly, diluted earnings per share is not applicable.

       Segment Information

       During fiscal 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes under SFAS No. 131.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

(3)    Securities Available for Sale

       The following are summaries of securities available for sale at September 30, 1999 and 1998:

                                                                 Gross            Gross
                                              Amortized        Unrealized       Unrealized          Fair
                                                Cost             Gains            Losses            Value
                                              --------         --------          --------          --------
September 30, 1999

Mortgage-Backed Securities
Freddie Mac                                   $ 20,926         $     54          $   (232)         $ 20,748
Fannie Mae                                      24,004              102              (344)           23,762
Other                                            7,163               89              --               7,252
                                              --------         --------          --------          --------
                                                52,093              245              (576)           51,762
                                              --------         --------          --------          --------

Investment Securities
U.S. Government and Agency securities           59,623             --                (709)           58,914
State and municipal securities                  11,700             --                (892)           10,808
Corporate debt securities                       24,201             --                (534)           23,667
Equity securities                                3,175              144               (83)            3,236
                                              --------         --------          --------          --------
                                                98,699              144            (2,218)           96,625
                                              --------         --------          --------          --------

     Total available for sale                 $150,792         $    389          $ (2,794)         $148,387
                                              ========         ========          ========          ========

September 30, 1998

Mortgage-Backed Securities
Freddie Mac                                   $ 19,792         $    341          $    (30)         $ 20,103
Fannie Mae                                      26,344              280              --              26,624
Other                                            3,167               18              --               3,185
                                              --------         --------          --------          --------
                                                49,303              639               (30)           49,912
                                              --------         --------          --------          --------

Investment Securities
U.S. Government and Agency securities           43,147              678              --              43,825
Corporate debt securities                        1,999             --                  (2)            1,997
Equity securities                                2,017              242               (10)            2,249
                                              --------         --------          --------          --------
                                                47,163              920               (12)           48,071
                                              --------         --------          --------          --------

     Total available for sale                 $ 96,466         $  1,559          $    (42)         $ 97,983
                                              ========         ========          ========          ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Equity securities at both September 30, 1999 and 1998 consist of Freddie Mac and Fannie Mae preferred stock.

       The following is a summary of the amortized cost and fair value of debt securities available for sale (other than mortgage-backed securities) at September 30, 1999, by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or prepay their obligations.

                                                          Amortized       Fair
                                                            Cost          Value
                                                           -------       -------
Remaining period to contractual maturity:
    Less than one year                                     $12,129       $12,139
    One to five years                                       59,563        58,542
    Five to ten years                                       16,843        16,338
    Greater than ten years                                   6,989         6,370
                                                           -------       -------

             Total                                         $95,524       $93,389
                                                           =======       =======

       The following is an analysis, by type of interest rate, of the amortized cost and weighted average yield of securities available for sale:

                                        Fixed        Adjustable
                                         Rate           Rate           Total
                                     -----------     ----------     -----------
September 30, 1999
    Amortized cost                   $   134,015     $   13,602     $   147,617
    Weighted average yield                  6.03%          6.43%           6.07%

September 30, 1998
    Amortized cost                   $    72,272     $   22,177     $    94,449
    Weighted average yield                  6.05%          6.50%           6.16%

       Proceeds from sales of securities available for sale were $6,007 for the year ended September 30, 1998, resulting in gross realized gains of $10 which are included in other non-interest income. There were no sales of securities available for sale during the years ended September 30, 1999 and 1997.

       U.S. Government securities with a carrying value of $3,577 and $2,240 were pledged as collateral for public deposits and other purposes at September 30, 1999 and 1998, respectively.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

(4)    Securities Held to Maturity

       The following are summaries of securities held to maturity at September 30, 1999 and 1998:

                                                                Gross             Gross
                                             Amortized        Unrealized        Unrealized          Fair
                                               Cost             Gains             Losses            Value
                                              --------         --------          --------          --------
September 30, 1999

Mortgage-Backed Securities
Freddie Mac                                   $ 22,014         $     69          $   (183)         $ 21,900
Fannie Mae                                      23,807               94              (329)           23,572
Ginnie Mae                                       5,106               34              --               5,140
Other                                            2,453               46              --               2,499
                                              --------         --------          --------          --------
                                                53,380              243              (512)           53,111
                                              --------         --------          --------          --------
Investment Securities
U.S. Government and Agency securities            2,987             --                 (34)            2,953
Other                                              415             --                --                 415
                                              --------         --------          --------          --------
                                                 3,402             --                 (34)            3,368
                                              --------         --------          --------          --------

      Total held to maturity                  $ 56,782         $    243          $   (546)         $ 56,479
                                              ========         ========          ========          ========

September 30, 1998

Mortgage-Backed Securities
Freddie Mac                                   $ 36,048         $    724          $   --            $ 36,772
Fannie Mae                                      34,496              304               (27)           34,773
Ginnie Mae                                       6,511               90              --               6,601
Other                                            2,171               93              --               2,264
                                              --------         --------          --------          --------
                                                79,226            1,211               (27)           80,410
                                              --------         --------          --------          --------

Investment Securities
U.S. Government and Agency securities           18,469               86              --              18,555
Other                                              707             --                --                 707
                                              --------         --------          --------          --------
                                                19,176               86              --              19,262
                                              --------         --------          --------          --------

      Total held to maturity                  $ 98,402         $  1,297          $    (27)         $ 99,672
                                              ========         ========          ========          ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       The following is a summary of the amortized cost and fair value of securities held to maturity (other than mortgage-backed securities) at September 30, 1999, by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or repay their obligations.

                                                            Amortized     Fair
                                                              Cost        Value
                                                             ------       ------
Remaining period to contractual maturity:
    One to five years                                        $3,012       $2,978
    Greater than ten years                                      390          390
                                                             ------       ------

    Total                                                    $3,402       $3,368
                                                             ======       ======

       The following is an analysis, by type of interest rate, of the amortized cost and weighted average yield of securities held to maturity:

                                                 Fixed     Adjustable
                                                 Rate        Rate        Total
                                                -------     -------     -------
September 30, 1999
    Amortized cost                              $45,175     $11,607     $56,782
    Weighted average yield                         6.69%       6.66%       6.68%

September 30, 1998
    Amortized cost                              $77,877     $20,525     $98,402
    Weighted average yield                        6.40%        6.33%       6.39%

       There were no sales of securities held to maturity during the years ended September 30, 1999, 1998 and 1997.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

(5)    Loans

       The components of the loan portfolio were as follows at September 30:

                                                           1999         1998
                                                         ---------    ---------
  One- to four-family residential mortgage loans:
    Fixed rate                                           $ 263,577    $ 207,887
    Adjustable rate                                         81,154       82,447
                                                         ---------    ---------
                                                           344,731      290,334
                                                         ---------    ---------

  Commercial real estate loans                             110,382       71,149
  Commercial business loans                                 30,768       24,372
  Construction loans                                        19,147       20,049
                                                         ---------    ---------
                                                           160,297      115,570
                                                         ---------    ---------

  Home equity lines of credit                               25,380       26,462
  Homeowner loans                                           34,852       27,208
  Other consumer loans                                       7,463        8,999
                                                         ---------    ---------
                                                            67,695       62,669
                                                         ---------    ---------

    Total loans                                            572,723      468,573

Allowance for loan losses                                   (6,202)      (4,906)
                                                         ---------    ---------

    Total loans, net                                     $ 566,521    $ 463,667
                                                         =========    =========

       Total loans include net deferred loan origination costs of $838 and $841 at September 30, 1999 and 1998, respectively.

       A substantial portion of the Company's loan portfolio is secured by residential and commercial real estate located in Rockland County, New York and its contiguous communities. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area. Commercial real estate and construction loans are considered by management to be of somewhat greater credit risk than loans to fund the purchase of a primary residence due to the generally larger loan amounts and dependency on income production or sale of the real estate. Substantially all of these loans are collateralized by real estate located in the Company's primary market area.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       The principal balances of non-accrual loans were as follows at September 30:

                                                               1999        1998
                                                              ------      ------
One- to four-family residential mortgage loans                $2,839      $2,965
Commercial real estate loans                                   1,133         871
Commercial business loans                                        208         368
Construction loans                                                27       1,256
Consumer loans                                                   429         647
                                                              ------      ------

    Total non-accrual loans                                   $4,636      $6,107
                                                              ======      ======

       The allowance for uncollected interest, representing the amount of interest on non-accrual loans that has not been recognized in interest income, was $456 and $531 at September 30, 1999 and 1998, respectively. Gross interest income that would have been recorded if the non-accrual loans at September 30 had remained on accrual status throughout the year, amounted to $395 in fiscal 1999, $698 in fiscal 1998 and $411 in fiscal 1997. Interest income actually recognized on such loans totaled $131, $310 and $147 for the years ended September 30, 1999, 1998 and 1997, respectively.

       The Company's recorded investment in impaired loans, as defined by SFAS No. 114, totaled $1,368 and $2,495 at September 30, 1999 and 1998,
       respectively.    Substantially    of   all   of    these    loans    were
       collateral-dependent loans measured based on the fair value of the collateral in accordance with SFAS No. 114. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. An impairment allowance was not required at September 30, 1999 and 1998. The Company's recorded investment in impaired loans averaged $2,577, $2,909 and $2,210 for the years ended September 30, 1999, 1998 and 1997, respectively.

       Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                              1999          1998          1997
                                            -------       -------       -------
Balance at beginning of year                $ 4,906       $ 3,779       $ 3,357
Provision for losses                          1,590         1,737         1,058
Charge-offs                                    (922)         (665)         (759)
Recoveries                                      628            55           123
                                            =======       =======       =======

Balance at end of year                      $ 6,202       $ 4,906       $ 3,779
                                            =======       =======       =======


                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Other assets include real estate owned properties with a net carrying value of $403 at September 30, 1999 and $366 at September 30, 1998. Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended September 30, 1999, 1998 and 1997.

       Certain residential mortgage loans originated by the Company are sold in the secondary market. Other non-interest income includes net gains of $162 in fiscal 1999 and $170 in fiscal 1998 on sales of residential mortgage loans held for sale (net gains in fiscal 1997 were insignificant). Fixed-rate residential mortgage loans include loans held for sale with a net carrying value of $1,198 at September 30, 1999 and $3,885 at September 30, 1998. An allowance for losses of $70 was established at September 30, 1999, by a charge to non-interest income, to reduce the carrying value of loans held for sale to market value. Other assets include capitalized mortgage servicing rights with an amortized cost of $255 at September 30, 1999 and $157 at September 30, 1998, which approximated fair value.

       The Company generally retains the servicing rights on mortgage loans sold. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and, if necessary, processing foreclosures. Mortgage loans serviced for others totaled approximately $109,000, $120,700 and $127,600 at September 30, 1999, 1998 and 1997, respectively. These amounts include loans sold with recourse (approximately $1,900 at September 30, 1999) for which management does not expect the Company to incur any significant losses. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Mortgage escrow funds include balances of $2,047 at September 30, 1999 and $2,017 at September 30, 1998 related to loans serviced for others.

(6)    Accrued Interest Receivable

       The components of accrued interest receivable were as follows at September 30:

                                                                1999       1998
                                                               ------     ------
Loans, net of allowance for uncollected interest
   of $456 in 1999 and $531 in 1998                            $3,638     $2,492
Securities                                                      2,018      1,595
                                                               ------     ------

   Total accrued interest receivable, net                      $5,656     $4,087
                                                               ======     ======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

(7)    Premises and Equipment

       Premises and equipment are summarized as follows at September 30:

                                                          1999           1998
                                                        --------       --------
Land and land improvements                              $  1,088       $  1,088
Buildings                                                  4,522          3,504
Leasehold improvements                                     2,809          2,809
Furniture, fixtures and equipment                          7,258          6,733
                                                        --------       --------
                                                          15,677         14,134
Accumulated depreciation and amortization                 (7,445)        (7,076)
                                                        --------       --------

   Total premises and equipment, net                    $  8,232       $  7,058
                                                        ========       ========

(8)    Deposits

       Deposit accounts and weighted average interest rates are summarized as follows at September 30:

                                              1999                  1998
                                       ----------------       ----------------
                                         Amount    Rate        Amount     Rate
                                       --------    ----       --------    ----
Demand deposits:
   Retail                              $ 35,701     --%       $ 31,045     --%
   Commercial                            24,147     --          19,285     --
NOW deposits                             47,129    1.01         41,738    1.22
Savings deposits                        161,809    2.02        155,934    1.99
Money market deposits                    80,033    2.75         76,010    2.65
Certificates of deposit                 237,821    4.82        249,162    5.15
                                       --------               --------

   Total deposits                      $586,640    2.97%      $573,174    3.22%
                                       ========               ========

       Certificates of deposit at September 30 had remaining periods to contractual maturity as follows:

                                                            1999          1998
                                                          --------      --------
Remaining period to contractual maturity:
    Less than one year                                    $197,373      $200,037
    One to two years                                        28,636        37,675
    Two to three years                                       5,579         6,438
    Greater than three years                                 6,233         5,012
                                                          --------      --------

    Total certificates of deposit                         $237,821      $249,162
                                                          ========      ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Certificate of deposit accounts with a denomination of $100 or more totaled $27,280 and $27,430 at September 30, 1999 and 1998, respectively. The FDIC generally insures depositor accounts up to $100, as defined in the applicable regulations.

       The Company purchased two branch offices in separate transactions consummated in fiscal 1996. In these transactions, the Bank assumed deposit liabilities of $104,477 and recorded a core deposit purchase premium of $7,532. Premium amortization charged to expense amounted to $1,720, $1,630 and $1,506 for the years ended September 30, 1999, 1998 and 1997, respectively. Unamortized premiums of $1,960 and $3,665 are included in other assets at September 30, 1999 and 1998, respectively.

       Interest expense on deposits is summarized as follows for the years ended September 30:

                                                 1999         1998         1997
                                               -------      -------      -------
Savings deposits                               $ 3,398      $ 3,697      $ 3,670
Money market and NOW deposits                    2,516        2,687        2,675
Certificates of deposit                         11,560       12,771       12,347
                                               =======      =======      =======

Total interest expense                         $17,474      $19,155      $18,692
                                               =======      =======      =======

(9)    Borrowings

       The  Company's   borrowings  and  weighted  average  interest  rates  are
       summarized as follows at September 30:

                                                            1999                           1998
                                                  -------------------------    --------------------------
                                                    Amount          Rate          Amount          Rate
                                                  -----------     ---------    ------------     ---------
FHLB advances by remaining period to maturity:
      Less than one year                          $ 40,000         5.83%       $  8,000          6.00%
                                                  --------                     --------
      One to two years                               5,000         6.35          10,000          6.20
      Two to three years                            27,535         5.56           5,000          6.35
      Three to four years                            7,980         5.84           4,750          5.20
      Four to five years                            25,000         5.20          10,896          5.91
      Greater than five years                       10,000         5.19              --           --
                                                  --------                     --------

                                                   115,515         5.60          38,646          5.97
Bank overdraft                                       2,238                       11,285
                                                  --------                     --------

          Total borrowings                        $117,753                     $ 49,931
                                                  ========                     ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       As a member of the FHLB of New York, the Bank may have outstanding FHLB borrowings of up to 30% of its total assets, or approximately $244,400 at September 30, 1999, in a combination of term advances and overnight funds. The unused FHLB borrowing capacity was approximately $128,900 at September 30, 1999.

       FHLB borrowings are secured by the investment in FHLB stock and by a blanket security agreement. This agreement requires the Company to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at September 30, 1999 and 1998.

(10)   Income Taxes

       Income tax expense consists of the following components for the years ended September 30:

                                               1999          1998          1997
                                             -------       -------       -------
Current tax expense:
   Federal                                   $ 2,832       $ 2,765       $ 1,898
   State                                         614           638           435
                                             -------       -------       -------
                                               3,446         3,403         2,333
                                             -------       -------       -------
Deferred tax (benefit) expense:
   Federal                                    (1,097)         (787)          356
   State                                        (391)         (270)          140
                                             -------       -------       -------
                                              (1,488)       (1,057)          496
                                             -------       -------       -------
Total income tax expense                     $ 1,958       $ 2,346       $ 2,829
                                             =======       =======       =======

       Actual income tax expense amounts for the years ended September 30 differ from the amounts determined by applying the statutory Federal income tax rate to income before income taxes for the following reasons:

                                         1999                         1998                          1997
                                ------------------------    -------------------------     -------------------------
                                  Amount        Percent       Amount         Percent        Amount        Percent
                                ---------     ----------    -----------    ----------     ----------    -----------
Tax at Federal statutory
  rate                          $ 2,002         34.0%         $ 2,240         34.0%         $ 2,525         34.0%
State income taxes, net
  of  Federal tax effect            147           2.5             243           3.7             380          5.1
Tax-exempt interest                (102)         (1.7)            --            --              --           --
Low-income housing tax
    credits                         (72)         (1.2)            (71)         (1.1)            (63)        (0.8)
Other, net                          (17)         (0.3)            (66)         (1.0)            (13)        (0.2)
                                -------         ----          -------         ----          -------         ----

Actual income tax expense       $ 1,958         33.3%         $ 2,346         35.6%         $ 2,829         38.1%
                                =======         ====          =======         ====          =======         ====

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The sources of these temporary differences and their deferred tax effects are as follows at September 30:

                                                                 1999      1998
                                                                ------    ------
Deferred Tax Assets:
   Allowance for loan losses                                    $2,540    $2,019
   Deposit premium amortization                                  1,546     1,052
   Deferred compensation                                           996       869
   Net unrealized loss on securities available for sale            962      --
   Depreciation of premises and equipment                          149       134
   Other                                                           385        81
                                                                ------    ------
      Total deferred tax assets                                  6,578     4,155
                                                                ------    ------

Deferred Tax Liabilities:
   Federal tax bad debt reserve                                    370       444
   Prepaid pension costs                                           393       357
   Deferred loan origination costs, net                            305       269
   Net unrealized gain on securities available for sale           --         608
                                                                ------    ------
      Total deferred tax liabilities                             1,068     1,678
                                                                ------    ------

Net deferred tax asset                                          $5,510    $2,477
                                                                ======    ======

       In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at September 30, 1999 and 1998.

       As a savings institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined "base-year" amount. SFAS No. 109 requires recognition of deferred tax liabilities with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       For Federal tax purposes, the bad debt deduction based on a percentage of taxable income is no longer available and the bad debt reserves in excess of the base-year amount must be recaptured into taxable income over a six-year period. The Company previously established, and has continued to maintain, a deferred tax liability with respect to the Federal reserves subject to recapture. For New York tax purposes, the percentage-of-taxable-income method continues to be available and all State bad debt reserves are considered base-year reserves.

       The Bank's Federal and State base-year reserves at September 30, 1999 were approximately $4,600 and $25,300, respectively. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to Provident Bancorp, Inc. and (ii) failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled approximately $3,300 at September 30, 1999.

(11)   Regulatory Matters

       Capital Requirements

       OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0% (effective April 1, 1999); and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

       Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank, and do not consider additional capital retained by Provident Bancorp, Inc.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Management believes that, as of September 30, 1999 and 1998, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

       The following table sets forth the Bank's regulatory capital position at September 30, 1999 and 1998, compared to OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

                                                                                   OTS Requirements
                                                                 -----------------------------------------------------
                                                                       Minimum Capital        Classification as Well
                                           Bank Actual                   Adequacy                   Capitalized
                                     -------------------------   -------------------------    ------------------------
                                       Amount         Ratio        Amount         Ratio         Amount        Ratio
                                     ------------    ---------   ------------   ---------    ------------   ---------
September 30, 1999
   Tangible capital                  $  76,894          9.6%     $ 12,069          1.5%      $     --            --%
   Tier 1 (core) capital                76,894          9.6        32,184          4.0          40,230          5.0
   Risk-based capital:
       Tier 1                           76,894         15.9            --           --          28,986          6.0
       Total                            82,935         17.2        38,648          8.0          48,310         10.0
                                     ============    =========   ============   =========    ============    ========

September 30, 1998
   Tangible capital                  $  50,626          7.4%     $ 10,301          1.5%      $      --            --%
   Tier 1 (core) capital                50,626          7.4        20,601          3.0          34,335           5.0
   Risk-based capital:
       Tier 1                           50,626         12.9            --           --          23,472           6.0
       Total                            55,532         14.2        31,296          8.0          39,120          10.0
                                     ============    =========   ============   =========    ============    ========

       Dividend Limitations

       Under OTS regulations that became effective April 1, 1999, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus net income retained for the two preceding years. Dividends in excess of such amount require OTS approval. The Bank has not paid any dividends to Provident Bancorp, Inc. through September 30, 1999. Unlike the Bank, Provident Bancorp, Inc. is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. In fiscal 1999, the Mutual Holding Company accepted dividend payments of $132 and waived receipt of $132 in dividends with respect to its shares of Provident Bancorp, Inc. common stock.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Liquidation Rights

       All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have liquidation rights with respect to the Mutual Holding Company.

(12)   Comprehensive Income

       The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. In accordance with SFAS No. 130, the Company has reported its comprehensive income for fiscal 1999, 1998 and 1997 in the consolidated statements of changes in stockholders' equity.

       The Company's other comprehensive income or loss, which is attributable to gains and losses on securities available for sale, is summarized as follows for the years ended September 30:

                                                                1999       1998       1997
                                                              -------    -------    -------
Net unrealized holding (loss) gain arising during the year,
    net of related income taxes of $1,570, ($367)
    and ($186), respectively                                  $(2,352)   $   565    $   265
Reclassification adjustment for net realized gain included
    in net income, net of related income taxes of $4             --           (6)      --
                                                              -------    -------    -------

Other comprehensive (loss) income                             $(2,352)   $   559    $   265
                                                              =======    =======    =======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       The Company's accumulated other comprehensive (loss) income, which is included in stockholders' equity, represents the net unrealized (loss) gain on securities available for sale of ($2,405) and $1,517 at September 30, 1999 and 1998, respectively, less related deferred income taxes of $962 and ($608), respectively.

(13)   Employee Benefits

       Pension Plans

       The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. Employees who are twenty-one years of age or older and have worked for the Company for one year are eligible to participate in the plan. The Company's funding policy is to contribute annually an amount sufficient to meet statutory minimum funding requirements, but not in excess of the maximum amount deductible for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       The following is a summary of changes in the plan's projected benefit obligations and fair value of assets, together with a reconciliation of the plan's funded status and the prepaid pension costs recognized in the consolidated statements of financial condition:

                                                            1999         1998
                                                          -------       -------
Changes in projected benefit obligations:
   Beginning of year                                      $ 5,471       $ 4,411
   Service cost                                               475           427
   Interest cost                                              402           367
   Actuarial (loss) gain                                     (651)          557
   Benefits paid                                             (154)         (291)
                                                          -------       -------

   End of year                                              5,543         5,471
                                                          -------       -------

Changes in fair value of plan assets:
   Beginning of year                                        5,312         5,152
   Actual return on plan assets                               733            49
   Employer contributions                                     573           402
   Benefits paid                                             (154)         (291)
                                                          -------       -------

   End of year                                              6,464         5,312
                                                          -------       -------

Funded status at end of year                                  921          (159)
Unrecognized net actuarial loss                                 9           992
Unrecognized prior service cost                              (110)         (124)
Unrecognized net transition obligation                        138           164
                                                          -------       -------

Prepaid pension costs                                     $   958       $   873
                                                          =======       =======

       A discount rate of 7.5% and a rate of increase in future compensation levels of 5.5% were used in determining the actuarial present value of the projected benefit obligations at September 30, 1999 (7.0% and 5.5%, respectively, at September 30, 1998). The expected long-term rate of return on plan assets was 8.0% for 1999 and 1998.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       The components of the net periodic pension expense were as follows for the years ended September 30:

                                                     1999       1998       1997
                                                    -----      -----      -----
Service cost                                        $ 475      $ 427      $ 348
Interest cost                                         402        367        329
Expected return on plan assets                       (425)      (411)      (306)
Recognized net actuarial loss                          23       --           21
Amortization of prior service cost                    (14)       (14)       (14)
Amortization of net transition obligation              26         26         26
                                                    -----      -----      -----

   Net periodic pension expense                     $ 487      $ 395      $ 404
                                                    =====      =====      =====

       The Company has also established a non-qualified Supplemental Executive Retirement Plan to provide certain executives with supplemental retirement benefits in addition to the benefits provided by the pension plan. The periodic pension expense related to the supplemental plan amounted to $53, $46 and $40 for the years ended September 30, 1999, 1998 and 1997, respectively. The actuarial present value of the accumulated benefit obligation was approximately $128 and $98 at September 30, 1999 and 1998, respectively, all of which is unfunded. The amounts at September 30, 1999 and 1998 were determined using discount rates of 7.5% and 7.0%, respectively, and a rate of increase in future compensation of 4.5%.

       Other Postretirement Benefits

       The Company's postretirement health care plan, which is unfunded, provides optional medical, dental and life insurance benefits to retirees. In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the cost of postretirement benefits is accrued over the years in which employees provide services to the date of their full eligibility for such benefits. As permitted by SFAS No. 106, the Company elected to amortize the transition obligation for accumulated benefits (which amounted to $237 at the adoption date) as an expense over a 20-year period. The total periodic expense recognized under SFAS No. 106 was $44, $38 and $37 for the years ended September 30, 1999, 1998 and 1997, respectively.

       401(k) Savings Plan

       The Company also sponsors a defined  contribution  plan established under
       Section 401(k) of the Internal Revenue Code, pursuant to which eligible employees may elect to contribute up to 10% of their compensation. The Company may make matching contributions up to a maximum of 6% of a participant's compensation. Matching contributions currently are 50% of participant contributions and, prior to January 1, 1999, were 100% of such contributions. Voluntary and matching contributions

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       are invested, in accordance with the participant's direction, in one or a number of investment options. Savings plan expense was $212, $315 and $276 for the years ended September 30, 1999, 1998 and 1997, respectively.

       Employee Stock Ownership Plan

       In connection with the Reorganization and Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed $3,760 from Provident Bancorp, Inc. and used the funds to purchase 309,120 shares of common stock in the open market subsequent to the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan which has a ten-year term and bears interest at the prime rate. The ESOP uses these contributions, and any dividends received by the ESOP on unallocated shares, to make principal and interest payments on the loan.

       Shares purchased by the ESOP are held in a suspense account by the plan trustee until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

       Total ESOP expense of $635 was  recognized in fiscal 1999,  consisting of
       (i) $371 attributable to the allocation of 30,912 shares to participants with respect to the initial plan year ended December 31, 1998, and (ii) $264 attributable to 23,184 shares committed to be released to participants during the nine months ended September 30, 1999 with respect to the plan year ending December 31, 1999. The cost of the 255,024 ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity ($3,102 at September 30, 1999). The fair value of these shares was approximately $3,283 at that date.

(14)   Commitments and Contingencies

       Certain premises and equipment are leased under operating leases with terms expiring through 2025. The Company has the option to renew certain of these leases for terms of up to five years. Future minimum rental payments due under non-cancelable operating leases with initial or remaining terms of more than one year at September 30, 1999 are $1,678 for fiscal 2000; $1,647 for fiscal 2001; $1,678 for fiscal 2002; $1,698 for fiscal 2003; $1,675 for fiscal 2004; and a total of $6,144 for later years. Net rent expense was $1,020, $931 and $951 for the years ended September 30, 1999, 1998 and 1997, respectively.

       The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, does not anticipate losses on any of these claims or actions that would have a material adverse effect on the consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

(15)   Off-Balance-Sheet Financial Instruments

       In the normal course of business, the Company is a party to off-balance-sheet financial instruments that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated financial statements. The contractual or notional amounts of these instruments, which reflect the extent of the Company's involvement in particular classes of off-balance-sheet financial instruments, are summarized as follows at September 30:

                                                             1999          1998
                                                           -------       -------
Lending-Related Instruments:
    Loan origination commitments:
       Fixed-rate loans                                    $ 8,433       $38,895
       Adjustable-rate loans                                10,257        11,584
    Unused lines of credit                                  30,443        27,373
    Standby letters of credit                                6,597         4,952
    Forward commitments to sell loans                         --           6,500
Interest Rate Risk Management:

    Interest rate cap agreement                             20,000        20,000
                                                           =======       =======

       Lending-Related Instruments

       The contractual amounts of loan origination commitments, unused lines of credit and standby letters of credit represent the Company's maximum potential exposure to credit loss, assuming (i) the instruments are fully funded at a later date, (ii) the borrowers do not meet the contractual payment obligations, and (iii) any collateral or other security proves to be worthless. The contractual amounts of these instruments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. Substantially all of these lending-related instruments have been entered into with customers located in the Company's primary market area described in note 5.

       Loan origination commitments are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 60 days) or other termination clauses, and may require payment of a fee by the customer. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include mortgages on residential and commercial real estate, deposit accounts with the Company, and other property. The Company's fixed-rate loan origination commitments at September 30, 1999 provide for interest rates ranging from 5.13% to 8.80%.

       Unused lines of credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the borrower.

       Standby letters of credit are conditional commitments issued by the Company to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued in favor of local municipalities to support the obligor's completion of real estate development projects. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

       In order to limit the interest rate and market risk associated with loans held for sale and commitments to originate loans held for sale, the Company may enter into mandatory forward commitments to sell loans in the secondary mortgage market. Risks associated with forward commitments to sell mortgage loans include the possible inability of the counterparties to meet the contract terms, or of the Company to originate loans to fulfill the contracts. If the Company is unable to fulfill a contract, it could purchase securities in the open market to deliver against the contract. The Company controls its counterparty risk by entering into these agreements only with highly-rated counterparties.

       Interest Rate Cap Agreement

       At September 30, 1999 and 1998, the Company was a party to an interest rate cap agreement with a notional amount of $20,000 and a five-year term ending in March 2003. This agreement was entered into to reduce the Company's exposure to potential increases in interest rates on a portion of its certificate of deposit accounts. The counterparty in the transaction has agreed to make interest payments to the Company, based on the notional amount, to the extent that the three-month LIBOR rate exceeds 6.50% during the term of the cap agreement. No payments were due from the counterparty through September 30, 1999. The carrying amount of the cap agreement at September 30, 1999 and 1998 represented the unamortized premium of $209 and $270, respectively, which is included in other assets. Premium amortization of $61 and $36 is included in deposit interest expense for the years ended September 30, 1999 and 1998, respectively. The estimated fair value of the interest rate cap agreement at September 30, 1999 and 1998 was approximately $310 and $180, respectively, representing the estimated amounts the Company would have received had it terminated the contract at those dates.

(16)   Fair Values of Financial Instruments

       SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information for those financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized in the consolidated statements of financial condition. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

       The following is a summary of the carrying amounts and estimated fair values of financial assets and liabilities at September 30 (none of which were held for trading purposes):

                                                   1999                          1998
                                        ---------------------------   ----------------------------
                                         Carrying      Estimated       Carrying       Estimated
                                          Amount       Fair Value        Amount       Fair Value
                                        ------------  -------------   -----------   --------------
Financial Assets:
  Cash and due from banks               $   11,838    $   11,838      $   7,572     $    7,572
  Securities available for sale            148,387       148,387         97,983         97,983
  Securities held to maturity               56,782        56,479         98,402         99,672
  Loans                                    566,521       564,275        463,667        466,020
  Accrued interest receivable                5,656         5,656          4,087          4,087
  Federal Home Loan Bank stock               6,176         6,176          3,690          3,690

Financial Liabilities:
  Deposits                                 586,640       585,402        573,174        575,822
  Borrowings                               117,753       117,077         49,931         50,849
  Mortgage escrow funds                     10,489        10,489          5,887          5,887
                                        ============  =============   ===========   ==============

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       Securities

       The estimated fair values of securities were based on quoted market prices.

       Loans

       Fair values were estimated for portfolios of loans with similar financial characteristics. For valuation purposes, the total loan portfolio was segregated into performing and non-performing categories.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       Performing loans were segregated by adjustable-rate and fixed-rate loans; fixed-rate loans were further segmented by type, such as residential mortgage, commercial mortgage, commercial business and consumer loans. Residential loans were also segmented by maturity.

       Fair values were estimated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the rate at which the Company would currently make loans which are similar with regard to collateral, maturity and the type of borrower. The discounted value of the cash flows was reduced by a credit risk adjustment based on loan categories. Based on the current composition of the Company's loan portfolio, as well as both past experience and current economic conditions and trends, the future cash flows were adjusted by prepayment assumptions that shortened the estimated remaining time to maturity and therefore affected the fair value estimates.

       Estimated fair values of loans held for sale were based on contractual sale prices for loans covered by forward sale commitments. Any remaining loans held for sale were valued based on current secondary market prices and yields.

       Deposits

       In accordance with SFAS No. 107, deposits with no stated maturity (such as savings, demand and money market deposits) were assigned fair values equal to the carrying amounts payable on demand. Certificates of deposit were segregated by account type and original term, and fair values were estimated based on the discounted value of contractual cash flows. The discount rate for each account grouping was equivalent to the then-current rate offered by the Company for deposits of similar type and maturity.

       These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source that has a substantial unrecognized value separate from the deposit balances.

       Borrowings

       Estimated fair values of FHLB advances were based on the discounted value of contractual cash flows. A discount rate was utilized for each outstanding advance equivalent to the then-current rate offered by the FHLB on borrowings of similar type and maturity. The bank overdraft included in total borrowings has an estimated fair value equal to the carrying amount.

       Other Financial Instruments

       The other financial assets and liabilities listed in the preceding table have estimated fair values that approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

       The carrying amount and estimated fair value of the Company's interest rate cap agreement at September 30, 1999 and 1998 are set forth in note
       15. The fair values of the Company's lending-related off-balance-sheet financial instruments described in note 15 were estimated based on the interest rates and fees currently charged to enter into similar agreements, considering the remaining terms of the agreements and the present credit worthiness of the counterparties. At September 30, 1999 and 1998, the estimated fair values of these instruments approximated the related carrying amounts which were not significant.

(17)   Condensed Parent Company Financial Statements

       Set forth below is the condensed statement of financial condition of Provident Bancorp, Inc. at September 30, 1999, together with the related condensed statements of income and cash flows for the period from January 7, 1999 through September 30, 1999.

                   Condensed Statement of Financial Condition
Assets

Cash and cash equivalents                                                $ 2,367
Securities available for sale                                              9,906
Loan receivable from ESOP                                                  3,384
Investment in Provident Bank                                              74,496
Other assets                                                                 320
                                                                         -------

        Total assets                                                     $90,473
                                                                         =======

Liabilities                                                              $   174
Stockholders' Equity                                                      90,299
                                                                         -------

         Total liabilities and stockholders' equity                      $90,473
                                                                         =======

                       Condensed Statement of Income

Interest income                                                          $   425
Income tax expense                                                           174
                                                                         -------
Income before equity in undistributed earnings of Provident Bank             251
Equity in undistributed earnings of Provident Bank                         2,951

                                                                         -------

Net income                                                               $ 3,202
                                                                         =======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

                        Condensed Statement of Cash Flows

Cash Flows from Operating Activities:

Net income                                                             $  3,202
Adjustments to reconcile net income to net cash used in
   operating activities:
       Equity in undistributed earnings of Provident Bank                (2,951)
       Other adjustments, net                                              (312)
                                                                       --------

             Net cash used in operating activities                          (61)
                                                                       --------

Cash Flows from Investing Activities:

Capital contribution to Provident Bank                                  (24,000)
Purchase of securities available for sale                               (10,218)
                                                                       --------

             Net cash used in investing activities                      (34,218)
                                                                       --------

Cash Flows from Financing Activities:

Net proceeds from stock offering                                         37,113
Initial capitalization of Provident Bancorp, MHC                           (100)
Cash dividends paid                                                        (367)
                                                                       --------

             Net cash provided by financing activities                   36,646
                                                                       --------

Net increase in cash and cash equivalents                                 2,367
Cash and cash equivalents at beginning of period                           --
                                                                       --------

Cash and cash equivalents at end of period                             $  2,367
                                                                       ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


(18)   Quarterly Results of Operations (Unaudited)

       The following is a condensed summary of quarterly results of operations for the years ended September 30, 1999 and 1998:

                                       First       Second        Third       Fourth
                                      Quarter      Quarter      Quarter      Quarter
                                      -------      -------      -------      -------
Year Ended September 30, 1999

Interest and dividend income          $12,506      $12,563      $13,171      $14,027
Interest expense                        5,333        5,009        5,249        5,998
                                      -------      -------      -------      -------
Net interest income                     7,173        7,554        7,922        8,029
Provision for loan losses                 360          360          420          450
Non-interest income                       812          766          687          838
Non-interest expense                    6,472        6,632        6,517        6,682
                                      -------      -------      -------      -------

Income before income tax expense        1,153        1,328        1,672        1,735
Income tax expense                        425          491          544          498
                                      -------      -------      -------      -------

Net income                            $   728      $   837      $ 1,128      $ 1,237
                                      =======      =======      =======      =======

Basic earnings per common share                    $  0.10      $  0.14      $  0.15
                                                   =======      =======      =======

Year Ended September 30, 1998

Interest and dividend income          $11,816      $11,789      $12,132      $12,211
Interest expense                        5,152        5,168        5,288        5,272
                                      -------      -------      -------      -------
Net interest income                     6,664        6,621        6,844        6,939
Provision for loan losses                 270          537          540          390
Non-interest income                       792          644          863          781
Non-interest expense                    4,944        5,216        5,479        6,184
                                      -------      -------      -------      -------

Income before income tax expense        2,242        1,512        1,688        1,146
Income tax expense                        876          551          569          350
                                      -------      -------      -------      -------

Net income                            $ 1,366      $   961      $ 1,119      $   796
                                      =======      =======      =======      =======


                            [Letterhead of KPMG LLP]

                          Independent Auditors' Report

The Board of Directors and Stockholders
Provident Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provident Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.


/s/KPMG LLP

Stamford, Connecticut
October 28, 1999

                            STOCKHOLDER INFORMATION



Annual Meeting

The Annual Meeting of Stockholders will be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York on February 22, 2000, at 10:00 a.m.

Stock Listing

The Company's common stock is listed on the Nasdaq National Market under the symbol "PBCP."

Special Counsel

Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Washington, D.C.  20015

Independent Auditors

KPMG LLP
3001 Summer Street
Stamford, Connecticut 06905

 Annual Report on Form 10-K

A copy of the Company's Form 10-K for the fiscal year ended September 30, 1999, will be furnished without charge to stockholders. Make requests in writing to the Manager of Shareholder Relations, Provident Bancorp, Inc., 400 Rella Boulevard, P. O. Box 600, Montebello, New York 10901, or call (914) 369-8040.

Transfer Agent and Registrar

Registrar & Transfer Co.
10 Commerce Drive
Cranford, New Jersey 07016

If you have questions concerning your stockholder account, call our transfer agent, noted above, at (800) 368-5948 ext. 2531. This is the number to call if you require a change of address, records or information about lost certificates, or dividend checks.