Form 10-K, Exhibit 13
period 2000-09-30
PROVIDENT BANCORP INC/NY/
filed 2000-12-29
CIK 1070154

PORTION OF ANNUAL REPORT TO STOCKHOLDERS

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

               The following selected financial condition and operating data are derived from the audited consolidated financial statements of Provident Bancorp, Inc., or, prior to January 7, 1999, Provident Bank. Additional information is provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Consolidated Financial Statements and related notes included elsewhere in this report.

                                                                      At September 30,
                                      --------------------------------------------------------------------------------
                                        2000              1999              1998              1997              1996
                                      --------          --------          --------          --------          --------
                                                                        (In thousands)
Selected Financial Condition Data:

Total assets ................         $844,786         $814,518         $691,068         $648,742         $634,250
Loans, net ..................          589,822          566,521          463,667          404,497          369,487
Securities available for sale          162,157          148,387           97,983           84,670           88,795
Securities held to maturity .           48,586           56,782           98,402          126,266          135,001
Deposits ....................          608,976          586,640          573,174          546,846          545,286
Borrowings ..................          127,571          117,753           49,931           41,623           30,157
Equity ......................           90,986           90,299           55,200           50,399           45,536


                                                                                    Years Ended September 30,
                                                                  -------------------------------------------------------------
                                                                    2000        1999           1998         1997         1996
                                                                  --------    --------       --------     --------     --------
                                                                                           (In thousands)
Selected Operating Data:

Interest and dividend income ............................         $58,899       $52,267      $47,948       $46,555      $42,566
Interest expense ........................................          26,034        21,589       20,880        20,179       18,585
                                                                  -------       -------      -------       -------      -------
      Net interest income ...............................          32,865        30,678       27,068        26,376       23,981
Provision for loan losses ...............................           1,710         1,590        1,737         1,058          911
                                                                  -------       -------      -------       -------      -------
      Net interest income after provision for loan losses          31,155        29,088       25,331        25,318       23,070
Non-interest income .....................................           3,391         3,103        3,080         2,711        2,451
Non-interest expense (1) (2) ............................          25,808        26,303       21,823        20,602       22,734
                                                                  -------       -------      -------       -------      -------
      Income before income tax expense ..................           8,738         5,888        6,588         7,427        2,787
Income tax expense ......................................           2,866         1,958        2,346         2,829          690
                                                                  -------       -------      -------       -------      -------

      Net income (2) ....................................         $ 5,872       $ 3,930      $ 4,242       $ 4,598      $ 2,097
                                                                  =======       =======      =======       =======      =======


                                                        (Footnotes on next page)
                                       2

                                                                                    At or for the Years Ended September 30,
                                                                             ----------------------------------------------------
                                                                               2000        1999       1998     1997       1996
                                                                             ---------   --------- --------- ---------  ---------
Selected Financial Ratios and Other Data:

Performance Ratios:
  Return on assets (ratio of net income to average total assets) ........      0.70%        0.52%      0.64%      0.72%     0.36%
  Return on equity (ratio of net income to average equity) ..............      6.58         5.03       7.94       9.51      4.60
  Average interest rate spread (3) ......................................      3.51         3.66       3.79       3.92      3.88
  Net interest margin (4) ...............................................      4.12         4.24       4.28       4.36      4.30
  Efficiency ratio (5) ..................................................     71.18        77.86      72.39      70.83     73.53
  Non-interest expense to average total assets (2) ......................      3.08         3.47       3.29       3.24      3.91
  Average interest-earning assets to average interest-bearing liabilities    118.54       119.28     114.88     113.07    112.60

Per Share and Related Data:
  Basic and diluted earnings per share (6) ..............................  $   0.76     $   0.40         --         --        --
  Dividends per share (7) ...............................................  $   0.15     $   0.06         --         --        --
  Dividend payout ratio (8) .............................................     19.74%       15.00%        --         --        --
  Book value per share (9) ..............................................  $  11.26     $  10.91         --         --        --

Asset Quality Ratios:
  Non-performing assets to total assets .................................      0.50%        0.62%      0.94%      0.75%     1.21%
  Non-performing loans to total loans ...................................      0.67         0.82       1.32       1.16      1.72
  Allowance for loan losses to non-performing loans .....................    189.85       133.78      80.33      80.80     52.87
  Allowance for loan losses to total loans ..............................      1.30         1.09       1.06       0.93      0.91

Capital Ratios:
  Equity to total assets at end of year .................................     10.77%       11.09%      7.99%      7.77%     7.18%
  Average equity to average assets ......................................     10.67        10.29       8.05       7.59      7.83
  Tier 1 leverage ratio (Bank only) .....................................      9.59         9.56       7.37       6.96      6.15


---------------------------
(1) Non-interest expense for fiscal 1999 includes special charges totaling approximately $1.5 million in connection with the computer system conversion ($1.1 million) and establishment of the employee stock ownership plan ("ESOP") ($371,000). Excluding these special charges after taxes, net income would have been approximately $4.9 million for fiscal 1999.

(2) Non-interest expense for fiscal 1996 includes $3.3 million for Provident Bank's share of a special assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund (the "SAIF"). On an after-tax basis, the special assessment reduced net income for fiscal 1996 by approximately $2.0 million. Excluding the special assessment, the ratio of non-interest expense to average total assets was 3.34% for fiscal 1996.

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

(6) Basic earnings per share for fiscal 1999 was computed for the nine-month period following the stock offering based on net income of approximately $3.2 million for that period and 8,041,018 average common shares.

(7) Dividends per share for fiscal 2000 represents dividends of $0.03 per share declared and paid in the first quarter and $0.04 per share declared and paid in the second through fourth quarters. For fiscal 1999, dividends per share represents dividends of $0.03 per share declared and paid in each of the third and fourth quarters.

(8) For fiscal 2000, the payout ratio is based on dividends of $0.15 per share and twelve-month earnings per share of $0.76. For fiscal 1999, the ratio is based on dividends of $0.06 per share and nine-month earnings of $0.40 per share. Based on six-month earnings of $0.29 per share for the third and fourth quarters of fiscal 1999, the dividend payout ratio would have been 20.69%.

(9) Book value per share is based on total stockholders' equity and 8,077,800 and 8,280,000 outstanding common shares at September 30, 2000 and 1999, respectively. For this purpose common shares include unallocated ESOP shares but exclude treasury shares.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               General

               Provident Bank (the "Bank") is a federally-chartered thrift institution operating as a community bank and conducting business primarily in Rockland and Orange Counties, New York. On January 7, 1999, the Bank completed its reorganization into a mutual holding company structure (the "Reorganization"). As part of the Reorganization, the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). The Bank became the wholly-owned subsidiary of Provident Bancorp, Inc., which became the majority-owned subsidiary of Provident Bancorp, MHC (the "Mutual Holding Company"). Provident Bancorp, Inc. issued a total of 8,280,000 common shares on January 7, 1999, consisting of 3,864,000 shares (or 46.67%) sold to the public (the "Offering") and 4,416,000 shares (or 53.33%) issued to the Mutual Holding Company. Collectively, Provident Bancorp, Inc. and the Bank are referred to herein as "the Company", and financial condition and results of operations are discussed on a consolidated basis. Reference to the Company may signify the Bank, depending on the context of the reference, particularly for periods prior to the Reorganization and Offering.

               The Company's results of operations depend primarily on its net interest income, which is the difference between the interest income on its earning assets, such as loans and securities, and the interest expense paid on its deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking service fees and income from loan servicing. The Company's non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense, data processing expenses and amortization of branch purchase premiums. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

               Forward-Looking Statements

               In addition to historical information, this document contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believe", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company's continued ability to originate quality loans, fluctuations in interest rates, real estate conditions in the Company's lending areas, general and local economic conditions, the Company's continued ability to attract and retain deposits, the Company's ability to control costs, and the effect of new accounting pronouncements and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

               Management Strategy

               Management   intends  to  continue   the  Bank's   growth  as  an
               independent community bank offering a broad range of customer-focused services as an alternative to money center banks in its market area, positioning the Bank for sustainable long-term growth. In recent years, management determined that the success of the Bank would be enhanced by operating as a community bank rather than a traditional thrift institution, and as a result, management implemented a business strategy that included:
               (i) creating an infrastructure for commercial and consumer banking, including an experienced commercial loan department and delivery systems to accommodate the needs of business and individual customers; and (ii) placing a greater emphasis on commercial real estate and business lending, as well as checking and other transaction accounts. Highlights of management's business strategy are as follows:

               Community banking and customer service: As an independent community bank, a principal objective of the Bank is to respond to the financial services needs of its consumer and commercial customers. Management intends to use new technologies to offer customers new financial products and services as market and regulatory conditions permit, including PC banking, cash management services and sweep accounts, which the Bank introduced in the months subsequent to its September 2000 fiscal year end. The Bank has also begun to offer asset management and trust services, and intends to offer personal financial planning services in the near future.

               Growing and diversifying the loan portfolio: The Bank also offers a broad range of products to commercial businesses and real estate owners and developers. The Bank has established experienced commercial loan and loan administration departments to assure the continued growth and careful management of the quality of its assets.

               Expanding the retail banking franchise: Management intends to continue to expand the retail banking franchise and to increase the number of households served in the Bank's market area. Management's strategy is to deliver exceptional customer service, which depends on up-to-date technology and convenient access, as well as courteous personal contact from a trained and motivated workforce. In the fall of 1999, the Bank opened its first two branches in Orange County, extending its market area beyond its base of 11 branches in Rockland County. The Bank intends to pursue opportunities to expand its branch network further as market  conditions  permit and is currently  readying  three more branch locations, one in Rockland County and two in Orange County, which the Bank expects to open over the next twelve months.  Acknowledging  the  time  pressures  on  the  two-income families typical to its market area, the Bank maintains seven-day-a-week banking at six of its branch offices. The Bank also has 16 automated teller machines ("ATMs") including four new, advanced-function ATMs that deliver change to the penny, in addition to the more typical ATM functions. The Bank also participates in networks that permit customers to access their accounts through ATMs worldwide.

               Management of Market Risk

               Qualitative Analysis. As with other financial institution holding companies, the Company's most significant form of market risk is interest rate risk. The general objective of the Company's interest rate risk management is to determine the appropriate level of risk, given the Company's business strategy, and then manage that risk in a manner that is consistent with the Company's policy to reduce the exposure of net interest income to changes in market interest rates. The Bank's asset/liability management committee ("ALCO"), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, the Company's operating environment, and capital and liquidity requirements, and modifies lending, investing and deposit gathering strategies accordingly. A committee of the Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on the Company's net interest margin, and the effect that changes in market interest rates would have on the value of the Company's loan and securities portfolios.

               The Company actively evaluates interest rate risk concerns in connection with its lending, investing, and deposit activities. The Company emphasizes the origination of residential monthly and bi-weekly fixed-rate mortgage loans, residential and commercial adjustable-rate mortgage loans, consumer loans and business loans. Depending on market interest rates and the Company's capital and liquidity position, the Company may retain all of its newly originated fixed-rate, fixed-term residential mortgage loans or it may sell all or a portion of such longer-term loans on a servicing-retained basis. The Company also invests in short-term securities. Shortening the maturities of the Company's interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of the Company's assets and liabilities, thereby reducing the exposure of its net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer-term, fixed-rate loans and investments.

               The Company has purchased interest rate caps to synthetically extend the duration of its portfolio of short- term certificates of deposits and wholesale borrowings. In March 1998, the Company entered into a five-year interest rate cap agreement in which the counterparty agreed to make interest payments to the Company based on a $20 million notional amount to the extent that the three-month LIBOR rate exceeds 6.50% at each quarterly determination date. In April 2000, the Company entered into a three-year interest rate cap agreement in which the counterparty agreed to make interest payments to the Company based on a $30 million notional amount to the extent that the three-month LIBOR rate exceeds 8.25% at each quarterly determination date.

               By purchasing shorter-term assets and extending the duration of its liabilities, management believes that the corresponding reduction in interest rate risk will enhance long-term profitability.

               Quantitative Analysis. Management monitors interest rate sensitivity primarily through the use of a model that simulates net interest income under varying interest rate assumptions. Management also evaluates this sensitivity using a model that estimates the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. Both models assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior periods of interest rate changes.

               The table below sets forth, as of September 30, 2000, the estimated changes in the Company's NPV and its net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve.


                                            NPV                                                 Net Interest Income
             -------------------------------------------------------------------    ---------------------------------------------
                    Change in                            Estimated Increase                           Increase (Decrease) in
                                                         (Decrease) in NPV            Estimated     Estimated Net Interest Income
              Interest Rates       Estimated        ----------------------------     Net Interest   -----------------------------
             (basis points)           NPV            Amount           Percent           Income        Amount      Percent
             --------------      --------------     -------          ----------       ---------       ------     ----------
                                                          (Dollars in thousands)
                 +300            $  67,407         $ (31,101)        (31.6)%          $  26,560    $  (1,576)       (5.6)%
                 +200               77,986           (20,522)        (20.8)              27,030       (1,106)       (3.9)
                 +100               88,332           (10,176)        (10.3)              27,527         (609)       (2.2)
                    0               98,508               ---           ---               28,136          ---         ---
                 -100              105,833             7,325          7.4                28,628          492         1.7
                 -200              111,372            12,864         13.1                29,487        1,351         4.8
                 -300              118,370            19,862         20.2                30,414        2,278         8.1


               The table indicates that at September 30, 2000, in the event of an abrupt 200 basis point decrease in interest rates, the Company would be expected to experience a 13.1% increase in NPV. In the event of an abrupt 200 basis point increase in interest rates, the Company would be expected to experience a 20.8% decrease in NPV. Similarly, the table shows a projected 4.8% increase in the first year's net interest income following an abrupt 200 basis point decrease in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

               Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The table presented above assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the table provides an indication of the Company's sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

               Analysis of Net Interest Income

               Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

               The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended September 30, 2000, 1999 and 1998. Average balances are daily averages. No tax-equivalent yield adjustments were made, as the effect thereof was not material. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.


                                                                           Years Ended September 30,
                                        -------------------------------------------------------------------------------------------
                                                            2000                                            1999
                                        ------------------------------------------    ---------------------------------------------
                                            Average                                      Average
                                            Balance        Interest     Yield/Rate       Balance         Interest       Yield/Rate
                                        -------------    -----------    ----------    ------------     -----------      ---------- -
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans (1)......................       $     577,119     $    45,043       7.80%      $   526,139     $    40,209         7.64%
  Mortgage-backed securities (2).              97,533           6,518       6.68           113,458           7,231         6.37
  Investment securities (2)......             114,269           6,750       5.91            78,858           4,410         5.59
  Other..........................               9,119             588       6.45             5,229             417         7.97
                                        -------------     -----------                  -----------     -----------
    Total interest-earning assets             798,040         58,899        7.38           723,684          52,267         7.22
                                                           ----------                                  -----------
Non-interest-earning assets......              38,770                                       35,165
                                        -------------                                  -----------
    Total assets.................       $     836,810                                  $   758,849
                                        =============                                  ===========

Interest-bearing liabilities:
  Savings deposits (3)...........       $     177,077           3,435       1.94       $   171,585           3,398         1.98
  Money market and
 .....................NOW deposits             129,527           2,499       1.93           125,196           2,516         2.01
  Certificates of deposit........             244,279          12,787       5.23           235,620          11,560         4.91
  Borrowings.....................             122,315           7,313       5.98            74,328           4,115         5.53
                                        -------------     -----------                  -----------     -----------
    Total interest-bearing
        liabilities..............             673,198          26,034       3.87           606,729          21,589         3.56
                                                          -----------                                  -----------
Non-interest-bearing liabilities.              74,316                                       74,064
                                        -------------                                  -----------
    Total liabilities............             747,514                                      680,793
Equity...........................              89,296                                       78,056
                                        -------------                                  -----------
    Total liabilities and equity.       $     836,810                                  $   758,849
                                        =============                                  ===========

Net interest income..............                         $    32,865                                  $    30,678
                                                          ===========                                  ===========
Net interest rate spread (4).....                                           3.51%                                          3.66%
Net interest-earning assets (5)..       $     124,842                                  $   116,955
                                        =============                                  ===========
Net interest margin (6)..........                                           4.12%                                          4.24%
Ratio of interest-earning assets
   to interest-bearing liabilities            118.54%                                       119.28%
------------------------------------






                                              Years Ended September 30,
                                              -------------------------

                                                        1998
                                       --------------------------------------
                                         Average
                                         Balance      Interest    Yield/Rate
                                       ------------  ----------   ----------
                                                 (Dollars in thousands)
Interest-earning assets:
  Loans (1)......................      $ 428,460     $   35,032      8.18%
  Mortgage-backed securities (2).        136,011          8,822      6.49
  Investment securities (2)......         64,177          3,791      5.91
  Other..........................          4,345            303      6.97
                                       ---------    -----------
    Total interest-earning assets        632,993         47,948      7.57
                                                    -----------
Non-interest-earning assets......         30,254
                                       ---------
    Total assets.................      $ 663,247
                                       =========

Interest-bearing liabilities:
  Savings deposits (3)...........      $ 166,529          3,697      2.22
  Money market and
 .....................NOW deposits        114,542          2,687      2.35
  Certificates of deposit........        240,986         12,771      5.30
  Borrowings.....................         28,961          1,725      5.96
                                       ---------    -----------
    Total interest-bearing
        liabilities..............        551,018         20,880      3.79
                                                    -----------
Non-interest-bearing liabilities.         58,811
                                       ---------
    Total liabilities............        609,829
Equity...........................         53,418
                                       ---------
    Total liabilities and equity.      $ 663,247
                                       =========

Net interest income..............                   $      27,068
                                                    =============
Net interest rate spread (4).....                                    3.78%
Net interest-earning assets (5)..      $  81,975
                                       =========
Net interest margin (6)..........                                    4.28%
Ratio of interest-earning assets
   to interest-bearing liabilities        114.88%

------------------------------------




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

The following table presents the dollar amounts of changes in interest income and interest expense for the major categories of the Company's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) the change attributable to change in volume (change in average balance multiplied by the prior-period average rate) and (ii) the change attributable to rate (change in average rate multiplied by the prior-period average balance). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.



                                                                            Years Ended September 30,
                                              -------------------------------------------------------------------------------------
                                                           2000 vs. 1999                                1999 vs. 1998
                                              ---------------------------------------     -----------------------------------------
                                               Increase (Decrease)                           Increase (Decrease)           Total
                                                      Due to                 Total                Due to                 Increase
                                              -------------------------     Increase      ------------------------
                                              Volume            Rate       (Decrease)      Volume          Rate
                                              ------         ----------    ----------     --------       ---------
                                                                               (In thousands)
Interest-earning assets:
Loans ................................        $ 3,895         $   939      $ 4,834         $ 7,581         $(2,404)        $ 5,177
Mortgage-backed securities ...........         (1,014)            301         (713)         (1,440)           (151)         (1,591)
Investment securities ................          1,979             361        2,340             839            (149)            690
Other ................................            310            (139)         171              59             (16)             43
                                              -------         -------      -------         -------         -------         -------
    Total interest-earning assets ....          5,170           1,462        6,632           7,039          (2,720)          4,319
                                              -------         -------      -------         -------         -------         -------


Interest-bearing liabilities:
Savings deposits .....................            109             (72)          37             109            (408)           (299)
Money market and NOW deposits ........             87            (104)         (17)            236            (407)           (171)
Certificates of deposit ..............            425             802        1,227            (279)           (931)         (1,210)
Borrowings ...........................          2,654             544        3,198           2,519            (130)          2,389
                                              -------         -------      -------         -------         -------         -------
    Total interest-bearing liabilities          3,275           1,170        4,445           2,585          (1,876)            709
                                              -------         -------      -------         -------         -------         -------

Change in net interest income ........        $ 1,895         $   292      $ 2,187         $ 4,454         $  (844)        $ 3,610
                                              =======         =======      =======         =======         =======         =======



Comparison of Financial Condition at September 30, 2000 and September 30, 1999

Total assets increased to $844.8 million at September 30, 2000 from $814.5 million at September 30, 1999, an increase of $30.3 million, or 3.7%. The asset growth was primarily attributable to a $23.3 million increase in net loans and a $5.6 million increase in total securities. Asset growth was funded principally from a $22.3 million increase in deposits and a $9.8 million increase in borrowings.

Net loans increased by $23.3 million in the year ended September 30, 2000 primarily due to an increase of $21.8 million in the commercial loan portfolio. Commercial loans increased to $182.1 million at September 30, 2000, from $160.3 million at September 30, 1999, a growth rate of 13.6%. This increase was attributable to increases in commercial mortgage and multi-family loans of $14.6 million and construction loans of $10.5 million, net of a $3.3 million decrease in commercial business loans. Total consumer loans increased by $3.8 million over the period. The allowance for loan losses increased by $1.5 million to $7.7 million at September 30, 2000 from $6.2 million at September 30, 1999.

Securities increased by $5.6 million to $210.7 million at September 30, 2000 from $205.2 million at September 30, 1999. This increase reflects a $13.8 million increase in available-for-sale securities, net of an $8.2 million decrease in securities held to maturity. The increase in the available-for-sale portfolio consisted primarily of an $11.5 million increase in U.S. Government and Agency securities and a $6.9 million increase in corporate debt securities.

Deposits increased by $22.3 million to $609.0 million at September 30, 2000 from $586.6 million at September 30, 1999. An increase in the total balance of transaction accounts represented the largest component of deposit growth, increasing $14.3 million, or 13.4%, to $121.3 million at September 30, 2000 from $107.0 million at September 30, 1999. Total savings and money market account balances decreased by $3.5 million, or 1.4%, to $238.3 million at September 30, 2000 from $241.8 million at September 30, 1999. Total certificates of deposit increased $11.6 million, or 4.9%, to $249.4 million at September 30, 2000 from $237.8 million at September 30, 1999. Federal Home Loan Bank ("FHLB") borrowings (advances and securities repurchase agreements) and overdrafts increased by $9.8 million to $127.6 million at September 30, 2000 from $117.8 million at September 30, 1999.

Stockholders' equity increased by $687,000 to $91.0 million at September 30, 2000 compared to $90.3 million at September 30, 1999. Equity increased due to fiscal year 2000 net income of $5.9 million, a $903,000 reduction in the after-tax net unrealized loss on the available-for-sale securities portfolio, allocation of employee stock ownership plan ("ESOP") shares of $470,000, and vesting of recognition and retention plan ("RRP") shares of $689,000. These increases were substantially offset by cash dividends of $1.0 million, treasury share purchases of $3.2 million and stock grants of $3.0 million under the Bank's RRP.

Comparison of Operating Results for the Years Ended September 30, 2000 and September 30, 1999

Net income for the year ended September 30, 2000 was $5.9 million, an increase of $2.0 million, or 49.4%, from net income of $3.9 million for the year ended September 30, 1999. The increase was due primarily to an increase in net interest income and a decrease in non-interest expense, which, in the prior year, included special charges associated with the conversion to a new computer system and the establishment of the ESOP. Excluding the after-tax impact of these special charges, net income would have been approximately $4.9 million for the year ended September 30, 1999.

Interest income increased by $6.6 million, or 12.7%, to $58.9 million for the year ended September 30, 2000 from $52.3 million for the year ended September 30, 1999. The increase was primarily due to increased loan volume, as well as the acquisition over time of higher yielding loans and investment securities and the upward adjustment of rates earned on variable rate loans. For the year ended September 30, 2000, income from loans increased by $4.8 million or 12.0%, and income from securities and other earning assets increased $1.8 million or 14.9%. The increase in income from loans was attributable to a $51.0 million increase in the average balance to $577.1 million from $526.1 million, as well as a 16 basis point increase in the average yield to 7.80% from 7.64%. The continued growth of the commercial loan portfolio was responsible for $26.9 million of the overall increase in average loans. Average commercial loans grew to $167.1 million in 2000, from $140.2 million in 1999, an increase of 19.2%. Interest income from commercial loans was $14.6 million for 2000, a $3.0 million or 25.9% increase from income of $11.6 million in 1999. The increase was attributable to both the above-mentioned increase in average balances and a 47 basis point increase in average yields, to 8.72% from 8.25%. The increase in income from investment securities of $2.3 million was attributable to a $35.4 million increase in the average balance to $114.3 million from $78.9 million, as well as a 32 basis point increase in the average yield to 5.91% from 5.59%. The $713,000 decrease in income from mortgage-backed securities was attributable to a $16.0 million decrease in the average balance to $97.5 million from $113.5 million, which offset a 31 basis point increase in the average yield to 6.68% from 6.37%.

Interest expense increased by $4.4 million, or 20.6 %, to $26.0 million for the year ended September 30, 2000 from $21.6 million for the year ended September 30, 1999. This increase was due primarily to the continuing rise in market interest rates and higher average balances in wholesale borrowings, which carry higher interest rates than the Bank's core deposits. Average interest-bearing liabilities for the fiscal year ended September 30, 2000 increased $66.5 million, or 10.8%, to $673.2 million, from an average of $606.7 million for the fiscal year ended September 30, 1999. In addition, there was a 31 basis point increase in the average rate paid on such liabilities over the same period. Interest expense on FHLB borrowings increased by $3.2 million due to an increase of $48.0 million in the average balance of such borrowings to $122.3 million from $74.3 million, combined with an increase of 45 basis points in the average rate paid to 5.98% from 5.53%. Interest expense on certificates of deposit increased to $12.8 million in fiscal 2000 from $11.6 million in fiscal 1999. This increase was due to a 32 basis point increase in the average rate paid to 5.23% from 4.91%, as well as an $8.7 million increase in the average balance of certificates of deposit to $244.3 million from $235.6 million. Interest expense on savings deposits, money market and NOW accounts was substantially unchanged compared to fiscal 1999.

Net interest income was $32.9 million and $30.7 million for the years ended September 30, 2000 and 1999, respectively. The $2.2 million increase in net interest income was primarily attributable to a $7.8 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), to $124.8 million from $117.0 million, partially offset by a 15 basis point decline in the net interest rate spread to 3.51% from 3.66%. The Company's net interest margin decreased by 12 basis points to 4.12% in the year ended September 30, 2000 from 4.24% in the year ended September 30, 1999.

Provision for loan losses is a charge to earnings recorded in order to maintain the allowance for loan losses at a level that is considered appropriate to absorb probable loan losses inherent in the existing portfolio. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance for loan losses is based on estimates, and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance. The Company recorded $1.7 million and $1.6 million in loan loss provisions during the years ended September 30, 2000 and 1999, respectively. The provisions reflect continued loan portfolio growth in both fiscal years, including commercial mortgage and business loans.

Non-interest income increased to $3.4 million for the year ended September 30, 2000 from $3.1 million for the year ended September 30, 1999 primarily reflecting higher collection of transaction-based service charges, fees on mutual fund sales, and other fee income. ATM transaction fees increased $70,000 to $512,000 for the year ended September 30, 2000 from $442,000 in the prior year. The Company also realized an increase of $44,000 in income from the sale of mutual funds and annuities, to $160,000 from $116,000 in the year ended September 30, 1999.

Non-interest expense decreased by $495,000, or 1.9%, to $25.8 million for the fiscal year ended September 30, 2000 from $26.3 million for the fiscal year ended September 30, 1999. During fiscal 1999, expenses of $1.1 million were incurred in connection with the conversion of computer systems, and ESOP expense of $371,000 was recognized for shares allocated to employees for the full plan year ended December 31, 1998. The absence of these costs in fiscal 2000 was partially offset by increased current period expenses associated with operating two new branches and the new Asset Management and Trust Department, and making final preparations for issues relating to the Year 2000 date change. Non-interest expenses for fiscal 2000 were reduced by the reversal of $318,000 in accruals made in fiscal 1999 which were part of the total computer system conversion costs, as discussed above. These accruals were made for conversion-related losses that did not materialize as originally expected.

Excluding the impact of the accrual reversal in fiscal 2000 and the one-time conversion and ESOP charges in fiscal 1999, total non-interest expenses increased $1.3 million in fiscal 2000 compared to the prior year. Compensation and employee benefits expense and occupancy and office operations expense increased $1.7 million and $314,000, respectively. Compensation expense in fiscal 2000 includes $689,000 for the vesting of RRP shares, while no shares vested in fiscal 1999. These increases were partially offset by decreases in fiscal 2000 expenses for advertising and promotion, FDIC insurance and consulting fees of $103,000, $132,000 and $279,000, respectively.

Income tax expense was $2.9 million for the year ended September 30, 2000 compared to $2.0 million for fiscal 1999, representing effective tax rates of 32.8% and 33.3%, respectively. The tax rate in both fiscal years reflects the investment in tax-exempt securities and the implementation of strategies designed to lower state taxes.


Comparison of Operating Results for the Years Ended September 30, 1999 and September 30, 1998

Net income for the year ended September 30, 1999 was $3.9 million, a decrease of $312,000, or 7.4%, compared to net income of $4.2 million for the year ended September 30, 1998. The decrease was due primarily to increases in non-interest expenses (including special charges associated with the conversion to a new computer system and the establishment of the ESOP), partially offset by an increase in net interest income. Excluding the after-tax impact of expenses related to the computer system conversion and the allocation of ESOP shares to participants for the plan year ended December 31, 1998, net income would have been approximately $4.9 million for the year ended September 30, 1999.

Interest income increased by $4.3 million, or 9.0%, to $52.3 million for the year ended September 30, 1999 from $48.0 million for the year ended September 30, 1998. The increase was primarily due to a $5.2 million, or 14.8%, increase in income from loans, partially offset by a $901,000, or 7.1%, decrease in income from securities. The increase in income from loans was attributable to a $97.6 million increase in the average balance to $526.1 million from $428.5 million, partially offset by a 54 basis point decrease in the average yield to 7.64% from 8.18%. The continued growth of the one-to-four family residential mortgage loan portfolio was responsible for $64.5 million of the overall increase in average loans, with growth of $35.5 million coming from the average commercial loan portfolio. The decrease in income from securities was attributable to a $22.5 million decrease in the average balance of mortgage-backed securities to $113.5 million from $136.0 million, combined with a 12 basis point decrease in the average yield to 6.37% from 6.49%.

Interest expense increased by $709,000, or 3.4 %, to $21.6 million for the year ended September 30, 1999 from $20.9 million for the year ended September 30, 1998. This was the net result of a $55.7 million or 10.1% increase in the average balance of total interest-bearing liabilities in fiscal 1999 compared to fiscal 1998, substantially offset by a 23 basis point decrease in the average rate paid on such liabilities over the same period. Interest expense on borrowings from the FHLB increased by $2.4 million due to an increase of $45.3 million in the average balance of such borrowings to $74.3 million from $29.0 million, offset, in part, by a decrease of 43 basis points in the average rate paid to 5.53% from 5.96%. The higher interest expense on borrowings was partially offset by a decrease of $1.2 million in interest expense on certificates of deposit to $11.6 million from $12.8 million. This decrease was due to a 39 basis point decrease in the average rate paid to 4.91% from 5.30%, as well as a $5.4 million decrease in the average balance of certificates of deposit to $235.6 million from $241.0 million. Also partially offsetting the higher interest expense on borrowings was a decrease of $299,000 in interest expense on savings deposits to $3.4 million from $3.7 million. This decrease was due to a 24 basis point decrease in the average rate paid to 1.98% from 2.22%, offset, in part, by a $5.1 million increase in the average balance to $171.6 million from $166.5 million. Interest expense on money market and NOW accounts declined by $171,000 for the year ended September 30, 1999 due to a reduction in average rate paid to 2.01% from 2.35%, partially offset by a $10.7 million increase in the average balances of such deposits.

Net interest income was $30.7 million and $27.1 million for the years ended September 30, 1999 and 1998, respectively. The $3.6 million increase in net interest income was primarily attributable to a $35.0 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), to $117.0 million from $82.0 million, partially offset by a 12 basis point decline in the net interest rate spread to 3.66% from 3.78%. The Company's net interest margin decreased slightly to 4.24% in the year ended September 30, 1999 from 4.28% in the year ended September 30, 1998.

Provision for loan losses was $1.6 million and $1.7 million for the years ended September 30, 1999 and 1998, respectively. The provisions reflect continued loan portfolio growth in both fiscal years, including commercial mortgage and commercial business loans. The provision for loan losses in fiscal 1998 also reflects the higher level of net loan charge-offs compared to fiscal 1999.

Non-interest income remained relatively unchanged at $3.1 million. Fees from overdrafts increased by $94,000 to $986,000 in the year ended September 30, 1999 from $892,000 in the year ended September 30, 1998. The Company also realized an increase of $55,000 in income from the sale of mutual funds and annuities, to $116,000 in fiscal 1999 from $61,000 in the year ended September 30, 1998. Offsetting these increases were a loss of $79,000 on disposal of fixed assets and a loss of $74,000 on the valuation of loans held for sale.

Non-interest expense increased by $4.5 million, or 20.5%, to $26.3 million for the year ended September 30, 1999 from $21.8 million for the year ended September 30, 1998. Expenses associated with the new system conversion amounted to $1.1 million in fiscal 1999, versus pre-conversion spending of $340,000 in fiscal 1998. Excluding these system conversion costs, compensation and employee benefits expense increased by $1.2 million; occupancy and office operations expense increased by $229,000; and data processing expenses, consulting fees, and stationery and printing expenses increased by $335,000, $246,000 and $141,000, respectively. A portion of the higher costs were attributable to branch expansion and new product offerings. The increase in compensation and benefits included ESOP expense of $635,000 in fiscal 1999, consisting of $371,000 attributable to the allocation of 10% of total plan shares to participants for the plan year ended December 31, 1998 and $264,000 attributable to shares committed to be released during the nine months ended September 30, 1999.

Income tax expense was $2.0 million for the fiscal year ended September 30, 1999 compared to $2.3 million for fiscal 1998, representing effective tax rates of 33.3% and 35.6%, respectively. The lower effective tax rate in fiscal 1999 reflects the investment in tax-exempt securities and implementation of state tax strategies during the year.

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

The Company's primary investing activities are the origination of both residential one- to four-family and commercial real estate loans, and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2000, 1999 and 1998, the Company's loan originations totaled $135.5 million, $220.8 million and $172.3 million, respectively; purchases of mortgage-backed securities totaled $9.2 million, $18.3 million and $35.5 million, respectively; and purchases of investment securities totaled $31.3 million, $72.7 million and $23.0 million, respectively. These activities were funded primarily by deposit growth and by principal repayments on loans and securities, as well as by borrowings.

Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $22.3 million, $13.5 million and $26.3 million for the years ended September 30, 2000, 1999 and 1998, respectively. The net increase in transaction, savings and money market accounts was $10.8 million, $24.8 million and $13.3 million for the years ended September 30, 2000, 1999 and 1998, respectively.

The Company monitors its liquidity position on a daily basis, and any excess short-term liquidity is usually invested in overnight federal funds sold. The Company generally remains fully invested and meets additional funding requirements through FHLB borrowings, which amounted to $122.0 million at September 30, 2000.

In addition to deposits and borrowings, cash flows from financing activities included capital-raising and related transactions in fiscal 2000 and 1999. Net proceeds of $37.1 million from the sale of common stock in the Offering provided an additional source of liquidity during the year ended September 30, 1999, partially offset by a $3.8 million outlay to fund the purchase of common stock for the ESOP. In fiscal 2000, purchases of treasury stock and shares for RRP awards were made at a total cost of $5.0 million. Cash payments for dividends were $1.0 million and $367,000 during the years ended September 30, 2000 and 1999, respectively.

At September 30, 2000, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $80.1 million, or 9.6% of adjusted assets (which is above the required level of $33.4 million, or 4.0%) and a risk-based capital level of $86.5 million, or 16.9% of risk-weighted assets (which is above the required level of $41.0 million, or 8.0%). See Note 11 of the Notes to Consolidated Financial Statements.

New Accounting Standards

In fiscal 2001, the Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Adoption of these new accounting standards is not expected to have a significant effect on the Company's consolidated financial statements. See Note 19 of the Notes to Consolidated Financial Statements for a further of discussion of these standards.

                        COMMON STOCK AND RELATED MATTERS

The Company's common stock is quoted on the Nasdaq National Market under the symbol "PBCP." As of September 30, 2000, the Company had seven registered market makers, 3,475 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 8,077,800 shares outstanding. As of such date, the Mutual Holding Company held 4,416,000 shares of common stock and stockholders other than the Mutual Holding Company held 3,661,800 shares.

The following table sets forth market price and dividend information for the common stock since the completion of the Offering on January 7, 1999.


                                                               Cash Dividends
            Quarter Ended              High          Low          Declared
            -------------              ----          ---          --------

            March 31, 1999         $   12.25      $    9.88      $     --
            June 30, 1999              11.00           9.94          0.03
            September 30, 1999         12.88          11.50          0.03

            December 31, 1999      $   16.23      $   10.04          0.03
            March 31, 2000             15.79          14.93          0.04
            June 30, 2000              15.46          14.19          0.04
            September 30, 2000         15.92          14.69          0.04


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

The dividend of $0.03 per share paid during the first quarter of fiscal 2000 was increased to $0.04 per share for the second through fourth quarters. In accordance with OTS regulations, the Mutual Holding Company elected to waive its receipt of dividends of approximately $177,000 during the fourth quarter.

During the third and fourth quarters of the year ended September 30, 1999, the Company paid dividends of $0.03 per share. In accordance with OTS regulations, the Mutual Holding Company elected to waive its receipt of dividends of approximately $132,000 during the third quarter.

                             STOCKHOLDER INFORMATION




Annual Meeting                              Annual Report on Form 10-K

The Annual Meeting of Stockholders          A copy of the Company's Form 10-K
will be held at the Holiday Inn, 3          for the fiscal year ended September
Executive Boulevard, Suffern, New           30, 2000, will be furnished without
York on February 21, 2001, at 10:00         charge to stockholders upon written
a.m.                                        request to the Manager of
                                            Shareholder Relations, Provident
Stock Listing                               Bancorp, Inc., 400 Rella Boulevard,
                                            P.O. Box 600, Montebello, New York
The Company's common stock is listed        10901, or call (845) 369-8082.
on the Nasdaq National Market under
the symbol "PBCP."
                                            Transfer Agent and Registrar
Special Counsel
                                            Registrar & Transfer Co.
Luse Lehman Gorman Pomerenk & Schick, P.C.  10 Commerce Drive
5335 Wisconsin Avenue, N.W                  Cranford, New Jersey 07016
Washington, D.C.  20015

Independent Auditors                        If you have any questions concerning
                                            your stockholder account, call our
KPMG LLP                                    transfer agent, noted above, at
3001 Summer Street                          (800) 368-5948 ext. 2531. This is
Stamford, Connecticut 06905                 the number to call if you require a
                                            change of address, records or
                                            information about lost certificates,
                                            or dividend checks.

                          Independent Auditors' Report


The Board of Directors and Stockholders
Provident Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provident Bancorp, Inc. and subsidiary as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP
-------------
KPMG LLP

Stamford, Connecticut
October 27, 2000

                        PROVIDENT BANCORP, INC. AND SUBSIDIARY

                    Consolidated Statements of Financial Condition

                              September 30, 2000 and 1999

                     (Dollars in thousands, except per share data)


                                                                                       2000             1999
                                                                                     ---------       -----------
                                           Assets

Cash and due from banks                                                              $  12,785         $  11,838
Securities:
    Available for sale, at fair value (amortized cost of $163,057 in 2000 and
       $150,792 in 1999) (note 3)                                                      162,157           148,387
    Held to maturity, at amortized cost (fair value of $48,374 in 2000 and
       $56,479 in 1999) (note 4)                                                        48,586            56,782
                                                                                     ---------         ---------
                       Total securities                                                210,743           205,169
                                                                                     ---------         ---------
Loans (note 5):
    One- to four-family residential mortgage loans                                     343,871           344,731
    Commercial real estate, commercial business and construction loans                 182,070           160,297
    Consumer loans                                                                      71,534            67,695
    Allowance for loan losses                                                           (7,653)           (6,202)
                                                                                     ---------         ---------
                       Total loans, net                                                589,822           566,521
                                                                                     ---------         ---------
Accrued interest receivable, net (note 6)                                                5,495             5,833
Federal Home Loan Bank stock, at cost                                                    7,023             6,176
Premises and equipment, net (note 7)                                                     8,952             8,232
Deferred income taxes (note 10)                                                          6,033             5,510
Other assets (notes 5, 8, 13 and 15)                                                     3,933             5,239
                                                                                     ---------         ---------

                       Total assets                                                  $ 844,786         $ 814,518
                                                                                     =========         =========

                                  Liabilities and Stockholders' Equity

Liabilities:
    Deposits (note 8)                                                                $ 608,976         $ 586,640
    Borrowings (note 9)                                                                127,571           117,753
    Mortgage escrow funds (note 5)                                                       5,971            10,489
    Other                                                                               11,282             9,337
                                                                                     ---------         ---------
                       Total liabilities                                               753,800           724,219
                                                                                     ---------         ---------

Commitments and contingencies (notes 14 and 15)

Stockholders' equity (notes 1 and 11):
Preferred stock (par value $0.10 per share; 10,000,000 shares authorized;
   none issued or outstanding)                                                            --                --
Common stock (par value $0.10 per share; 10,000,000 shares authorized;
   8,280,000 shares issued)                                                                828               828
Additional paid-in capital                                                              36,356            36,262
Unallocated common stock held by employee stock ownership plan ("ESOP")
   (note 13)                                                                            (2,726)           (3,102)
Common stock awards under recognition and retention plan ("RRP") (note 13)              (2,306)             --
Treasury stock, at cost (202,200 shares) (note 11)                                      (3,203)             --
Retained earnings                                                                       62,577            57,754
Accumulated other comprehensive loss, net of taxes (note 12)                              (540)           (1,443)
                                                                                     ---------         ---------

                   Total stockholders' equity                                           90,986            90,299
                                                                                     ---------         ---------

                   Total liabilities and stockholders' equity                        $ 844,786         $ 814,518
                                                                                     =========         =========


See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                  Years Ended September 30, 2000, 1999 and 1998

                      (In thousands, except per share data)

                                                                      2000           1999           1998
                                                                  ------------   ------------   ------------
Interest and dividend income:
    Loans                                                            $45,043        $40,209        $35,032
    Securities                                                        13,268         11,641         12,613
    Other earning assets                                                 588            417            303
                                                                     -------        -------        -------
          Total interest and dividend income                          58,899         52,267         47,948
                                                                     -------        -------        -------

Interest expense:
    Deposits (note 8)                                                 18,721         17,474         19,155
    Borrowings                                                         7,313          4,115          1,725
                                                                     -------        -------        -------
          Total interest expense                                      26,034         21,589         20,880
                                                                     -------        -------        -------

          Net interest income                                         32,865         30,678         27,068

Provision for loan losses (note 5)                                     1,710          1,590          1,737
                                                                     -------        -------        -------

          Net interest income after provision for loan losses         31,155         29,088         25,331
                                                                     -------        -------        -------

Non-interest income:
    Banking fees and service charges                                   2,765          2,567          2,427
    Loan servicing fees                                                  260            298            342
    Other                                                                366            238            311
                                                                     -------        -------        -------
          Total non-interest income                                    3,391          3,103          3,080
                                                                     -------        -------        -------

Non-interest expense:
    Compensation and employee benefits (note 13)                      13,509         12,279         10,506
    Occupancy and office operations (note 14)                          3,805          3,370          3,141
    Advertising and promotion                                          1,096          1,199          1,146
    Data processing                                                    1,494          1,301            845
    Amortization of branch purchase premiums (note 8)                  1,625          1,720          1,630
    Other                                                              4,279          6,434          4,555
                                                                     -------        -------        -------
          Total non-interest expense                                  25,808         26,303         21,823
                                                                     -------        -------        -------

          Income before income tax expense                             8,738          5,888          6,588

Income tax expense (note 10)                                           2,866          1,958          2,346
                                                                     -------        -------        -------

          Net income                                                 $ 5,872        $ 3,930        $ 4,242
                                                                     =======        =======        =======

Basic and diluted earnings per common share, from date
    of stock offering (January 7, 1999) (note 2)                     $  0.76        $  0.40
                                                                     =======        =======



See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                  Years Ended September 30, 2000, 1999 and 1998

                  (Dollars in thousands, except per share data)



                                                                       Additional     Unallocated          Common
                                                           Common        Paid-in          ESOP          Stock Awards     Treasury
                                                            Stock        Capital         Shares          Under RRP         Stock
                                                         ----------    -----------     ----------       -----------     ----------
Balance at September 30, 1997                           $     --        $     --         $     --       $     --         $     --

Net income                                                    --              --               --             --               --
Other comprehensive income (note 12)                          --              --               --             --               --

       Total comprehensive income                          4,801
                                                        --------        --------         --------       --------         --------
Balance at September 30, 1998                                 --              --               --             --               --

Net income                                                    --              --               --             --               --
Other comprehensive loss (note 12)                            --              --               --             --               --

       Total comprehensive income                          1,578

Issuance of 8,280,000 common shares (note 1)                 828          36,285               --             --               --
Initial capitalization of Provident Bancorp, MHC              --              --               --             --               --
Shares purchased by ESOP (309,120 shares)                     --              --           (3,760)            --               --
ESOP shares allocated or committed to be
    released for allocation (54,096 shares)                   --             (23)             658             --               --
Cash dividends paid ($0.06 per common share)                  --              --               --             --               --
                                                        --------        --------         --------       --------         --------

Balance at September 30, 1999                                828          36,262           (3,102)            --               --

Net income                                                    --              --               --             --               --
Other comprehensive income (note 12)                          --              --               --             --               --

       Total comprehensive income                          6,775

Purchases of treasury stock (202,200 shares)                  --              --               --             --           (3,203)
ESOP shares allocated or committed to be
    released for allocation (30,912 shares)                   --              94              376             --               --
Awards of RRP shares (193,200 shares)                         --              --               --         (2,995)              --
Vesting of RRP shares                                         --              --               --            689               --
Cash dividends paid ($0.15 per common share)                  --              --               --             --               --
                                                        --------        --------         --------       --------         --------

Balance at September 30, 2000                           $    828        $ 36,356         $ (2,726)      $ (2,306)        $ (3,203)
                                                        ========        ========         ========       ========         ========



                                                                        Accumulated
                                                                           Other           Total
                                                       Retained       Comprehensive     Stockholders'
                                                        Earnings       Income (Loss)       Equity
                                                       ---------      --------------    -----------
Balance at September 30, 1997                           $ 50,049         $    350         $ 50,399

Net income                                                 4,242               --            4,242
Other comprehensive income (note 12)                          --              559              559
                                                                                          --------
       Total comprehensive income
                                                        --------         --------         --------
Balance at September 30, 1998                             54,291              909           55,200

Net income                                                 3,930               --            3,930
Other comprehensive loss (note 12)                            --           (2,352)          (2,352)
                                                                                          --------
       Total comprehensive income

Issuance of 8,280,000 common shares (note 1)                  --               --           37,113
Initial capitalization of Provident Bancorp, MHC            (100)              --             (100)
Shares purchased by ESOP (309,120 shares)                     --               --           (3,760)
ESOP shares allocated or committed to be
    released for allocation (54,096 shares)                   --               --              635
Cash dividends paid ($0.06 per common share)                (367)              --             (367)
                                                        --------         --------         --------

Balance at September 30, 1999                             57,754           (1,443)          90,299

Net income                                                 5,872               --            5,872
Other comprehensive income (note 12)                          --              903              903
                                                                                          --------
       Total comprehensive income

Purchases of treasury stock (202,200 shares)                  --               --           (3,203)
ESOP shares allocated or committed to be
    released for allocation (30,912 shares)                   --               --              470
Awards of RRP shares (193,200 shares)                         --               --           (2,995)
Vesting of RRP shares                                         --               --              689
Cash dividends paid ($0.15 per common share)              (1,049)              --           (1,049)
                                                        --------         --------         --------

Balance at September 30, 2000                           $ 62,577         $   (540)        $ 90,986
                                                        ========         ========         ========


See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years Ended September 30, 2000, 1999 and 1998

                                 (In thousands)

                                                                        2000             1999              1998
                                                                  ---------------   --------------   ---------------
Cash Flows from Operating Activities:
       Net income                                                    $   5,872         $   3,930         $   4,242
       Adjustments to reconcile net income to net cash
          provided by operating activities:
             Provision for loan losses                                   1,710             1,590             1,737
             Depreciation and amortization of premises
                and equipment                                            1,625             1,497             1,390
             Amortization of branch purchase premiums                    1,625             1,720             1,630
             Net amortization of premiums and discounts
                on securities                                               85               239               250
             ESOP and RRP expense                                        1,159               635                --
             Originations of loans held for sale                          (361)          (13,271)          (20,402)
             Proceeds from sales of loans held for sale                    808            14,089            17,163
             Deferred income tax benefit                                (1,124)           (1,488)           (1,057)
             Net changes in accrued interest receivable
                and payable                                                992            (1,293)              675
             Other adjustments, net                                       (158)              945               659
                                                                     ---------         ---------         ---------
                    Net cash provided by operating activities           12,233             8,593             6,287
                                                                     ---------         ---------         ---------

Cash Flows from Investing Activities:
           Purchases of securities:
          Available for sale                                           (35,746)          (91,029)          (43,120)
          Held to maturity                                              (4,710)               --           (15,375)
       Proceeds from maturities, calls and principal
          payments on securities:
             Available for sale                                         17,439            36,586            24,645
             Held to maturity                                           12,869            41,510            43,077
       Proceeds from sales of securities available for sale              6,001                --             6,007
       Loan originations                                              (135,467)         (220,813)         (172,271)
       Loan principal payments                                         109,580           115,525           114,166
       Purchases of Federal Home Loan Bank stock                          (847)           (2,486)              (49)
       Purchases of premises and equipment                              (2,345)           (2,670)           (1,565)
       Other investing activities                                          350               274               615
                                                                     ---------         ---------         ---------
                   Net cash used in investing activities               (32,876)         (123,103)          (43,870)
                                                                     ---------         ---------         ---------

                                                                     (Continued)
                                       21

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                  Years Ended September 30, 2000, 1999 and 1998

                                 (In thousands)

                                                               2000             1999             1998
                                                           -----------       ----------       ----------
Cash Flows from Financing Activities:
    Net increase in deposits                                $  22,336         $  13,466         $  26,328
    Net increase in borrowings                                  9,818            67,822             8,308
    Net (decrease) increase in mortgage escrow funds           (4,518)            4,602             1,328
    Treasury shares purchased                                  (3,203)               --                --
    Shares purchased for RRP awards                            (1,794)               --                --
    Shares purchased by ESOP                                       --            (3,760)               --
    Net proceeds from stock offering                               --            37,113                --
    Cash dividends paid                                        (1,049)             (367)               --
    Initial capitalization of Provident Bancorp, MHC               --              (100)               --
                                                            ---------         ---------         ---------
           Net cash provided by financing activities           21,590           118,776            35,964
                                                            ---------         ---------         ---------

Net increase (decrease) in cash and cash equivalents              947             4,266            (1,619)

Cash and cash equivalents at beginning of year                 11,838             7,572             9,191
                                                            ---------         ---------         ---------

Cash and cash equivalents at end of year                    $  12,785         $  11,838         $   7,572
                                                            =========         =========         =========

Supplemental Information:
    Interest paid                                           $  25,382         $  21,313         $  20,380
    Income taxes paid                                           4,185             1,446             3,539
    Loans transferred to real estate owned                        154               311               597
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


(2)    Summary of Significant Accounting Policies

       The Bank is a community bank offering financial services to individuals and businesses primarily in Rockland County, New York and its contiguous communities. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities. The Bank is a federally-chartered savings bank and its deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Office of Thrift Supervision ("OTS") is the primary regulator for the Bank, Provident Bancorp, Inc. and the Mutual Holding Company.

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

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. An estimate that is particularly susceptible to significant near-term change is the allowance for loan losses, which is discussed below.

       Certain prior year amounts have been reclassified to conform to the current year presentation. For purposes of reporting cash flows, cash equivalents (if any) include highly liquid short-term investments such as overnight federal funds.

       Securities

       Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires entities to classify securities among three categories -- held to maturity, trading, and available for sale. Management determines the appropriate classification of the Company's securities at the time of purchase.

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

       Premiums and discounts on debt securities are recognized in interest income on a level-yield basis over the period to maturity. The cost of securities sold is determined using the specific identification method. Unrealized losses are charged to earnings when management determines that the decline in fair value of a security is other than temporary.

       Loans

       Loans, other than those classified as held for sale, are reported at amortized cost less the allowance for loan losses. Mortgage loans originated and held for sale in the secondary market are reported at the

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       lower of aggregate cost or estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to earnings.

       A loan is placed on non-accrual status when management has determined that the borrower may be unable to meet contractual principal or interest obligations, or when payments are 90 days or more past due. Accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current interest income. Interest payments received on non-accrual loans, including impaired loans under SFAS No. 114, are not recognized as income unless warranted based on the borrower's financial condition and payment record. Interest on loans that have been restructured is accrued in accordance with the renegotiated terms.

       The Company defers non-refundable loan origination and commitment fees, and certain direct loan origination costs, and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in income at that time.

       Allowance for Loan Losses

       The allowance for loan losses is established through provisions for losses charged to earnings. Losses on loans (including impaired loans) are charged to the allowance for loan losses when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

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

       In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, the Company considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectability in accordance with the Company's ongoing loan review procedures (principally commercial real estate, commercial business and construction loans). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage and consumer loans. Under SFAS No. 114,

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       creditors are permitted to report impaired loans based on one of three measures -- the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

       Mortgage Servicing Assets

       Mortgage servicing rights are recognized as assets when loans are sold with servicing retained. The cost of an originated mortgage loan that is sold is allocated between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset and amortized thereafter in proportion to, and over the period of, estimated net servicing income. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and impairment losses are recognized in a valuation allowance by charges to income.

       Federal Home Loan Bank Stock

       As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security under SFAS No. 115 and, accordingly, is reported at cost.

       Premises and Equipment

       Premises and equipment are reported at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

       Branch Purchase Premiums

       Premiums attributable to the acquisition of core deposits in branch purchase transactions are amortized using the straight-line method over periods not exceeding the estimated average remaining life of the acquired customer base. The unamortized premiums are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be fully recoverable.

       Real Estate Owned

       Real estate properties acquired through loan foreclosures are recorded initially at estimated fair value less expected sales costs, with any resulting writedown charged to the allowance for loan losses. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

       Securities Repurchase Agreements

       In securities repurchase agreements, the Company transfers securities to a counterparty under an agreement to repurchase the identical securities at a fixed price on a future date. These agreements are accounted for as secured financing transactions since the Company maintains effective control over the transferred securities and the transfer meets other specified criteria. Accordingly, the transaction proceeds are recorded as borrowings and the underlying securities continue to be carried in the Company's securities portfolio.

       Income Taxes

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

       Interest Rate Cap Agreements

       The Company uses the accrual method of accounting for interest rate cap agreements entered into for interest rate risk management purposes. Interest payments (if any) due from the counterparties are recognized in the consolidated statements of income as an adjustment to interest income or expense on the assets or liabilities designated in the Company's interest rate risk management strategy. Premiums paid by the Company at inception of the agreements are included in other assets and amortized on a straight-line basis as an adjustment to interest income or expense over the term of the agreements. These policies were revised upon adoption of SFAS No. 133, effective October 1, 2000, as discussed in note 19.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       Stock-Based Compensation Plans

       Compensation expense is recognized for the Company's ESOP equal to the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value of the shares at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released is deducted from stockholders' equity.

       The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation expense is recognized only if the exercise price of an option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize the fair value of all stock-based awards (measured on the grant date) as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide these pro forma disclosures.

       The recognition and retention plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

       Earnings Per Share

       Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted EPS is computed in a similar manner, except that the weighted average number of common shares is increased to include incremental shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive stock options and unvested RRP shares were exercised or became vested during the period. For purposes of computing both basic and diluted EPS, outstanding shares include all shares issued to the Mutual Holding Company, but exclude unallocated ESOP shares that have not been committed to be released to participants. RRP shares are not included in outstanding shares until they become vested.

       Both basic and diluted EPS were based on 7,772,724 and 8,041,018 common shares for the years ended September 30, 2000 and 1999, respectively. The Company's stock options and unvested RRP shares did not have a dilutive effect on EPS in fiscal 2000 and, accordingly, were not included in the calculation of diluted EPS. There were no stock options or unvested RRP shares in fiscal 1999. Earnings per share presented in the fiscal 1999 consolidated statement of income is for the nine-month period following the Offering, based on net income of $3,202 for that period.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       Segment Information

       Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.


(3)    Securities Available for Sale

       The following are summaries of securities available for sale at September 30, 2000 and 1999:


                                                                             Gross            Gross
                                                          Amortized        Unrealized       Unrealized         Fair
                                                             Cost            Gains            Losses           Value
                                                         -------------    -------------    -------------    ------------
        September 30, 2000

        Mortgage-Backed Securities
        Fannie Mae                                    $     22,193     $         135    $       (309)    $     22,019
        Freddie Mac                                         17,471                39            (214)          17,296
        Other                                                6,582                16            (105)           6,493
                                                         -------------    -------------    -------------    ------------
                                                            46,246               190            (628)          45,808
                                                         -------------    -------------    -------------    ------------

        Investment Securities
        U.S. Government and Agency securities               70,938                --            (541)          70,397
        Corporate debt securities                           30,975                --            (387)          30,588
        State and municipal securities                      11,697                --            (716)          10,981
        Equity securities                                    3,201             1,211             (29)           4,383
                                                         -------------    -------------    -------------    ------------
                                                           116,811             1,211          (1,673)         116,349
                                                         -------------    -------------    -------------    ------------

             Total available for sale                 $    163,057     $       1,401    $     (2,301)    $    162,157
                                                         =============    =============    =============    ============

        September 30, 1999

        Mortgage-Backed Securities
        Fannie Mae                                    $     24,004     $         102    $       (344)    $     23,762
        Freddie Mac                                         20,926                54            (232)          20,748
        Other                                                7,163                89              --            7,252
                                                         -------------    -------------    -------------    ------------
                                                            52,093               245            (576)          51,762
                                                         -------------    -------------    -------------    ------------

        Investment Securities
        U.S. Government and Agency securities               59,623               --             (709)          58,914
        Corporate debt securities                           24,201               --             (534)          23,667
        State and municipal securities                      11,700               --             (892)          10,808
        Equity securities                                    3,175               144             (83)           3,236
                                                         -------------    -------------    -------------    ------------
                                                            98,699               144          (2,218)          96,625
                                                         -------------    -------------    -------------    ------------

             Total available for sale                 $    150,792     $         389    $     (2,794)    $    148,387
                                                         =============    =============    =============    ============

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       Equity securities at both September 30, 2000 and 1999 consist of Freddie Mac and Fannie Mae preferred stock.

       The following is a summary of the amortized cost and fair value of debt securities available for sale (other than mortgage-backed securities) at September 30, 2000, by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or prepay their obligations.

                                                      Amortized          Fair
                                                        Cost            Value

       Remaining period to contractual maturity:
           Less than one year                         $ 18,554        $ 18,489
           One to five years                            71,255          70,539
           Five to ten years                            17,420          17,010
           Greater than ten years                        6,381           5,928
                                                      --------        --------

           Total                                      $113,610        $111,966
                                                      ========        ========

       The following is an analysis, by type of interest rate, of the amortized cost and weighted average yield of debt securities available for sale:

                                           Fixed       Adjustable
                                           Rate           Rate         Total
                                       ------------  --------------  ----------

       September 30, 2000
           Amortized cost               $ 148,464      $ 11,392      $ 159,856
           Weighted average yield           5.95%         7.52%          6.06%

       September 30, 1999
           Amortized cost               $ 134,015      $ 13,602      $ 147,617
           Weighted average yield           6.03%         6.43%          6.07%

       Proceeds from sales of securities available for sale during the years ended September 30, 2000 and 1998 totaled $6,001 and $6,007, respectively, resulting in gross realized gains of $9 and $10, respectively, which are included in other non-interest income. There were no sales of securities available for sale during the year ended September 30, 1999.

       At September 30, 2000 and 1999, respectively, U.S. Government securities with carrying amounts of $5,166 and $3,577 were pledged as collateral for purposes other than the borrowings described in note 9.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




(4)    Securities Held to Maturity

       The following are summaries of securities held to maturity at September 30, 2000 and 1999:

                                                           Gross          Gross
                                          Amortized      Unrealized    Unrealized        Fair
                                            Cost           Gains         Losses         Value
                                         ----------     -----------    ----------     ---------
       September 30, 2000

Mortgage-Backed Securities
Fannie Mae                                 $ 21,531      $    107       $   (138)      $ 21,500
Freddie Mac                                  17,105            19           (222)        16,902
Ginnie Mae                                    4,279            --             (4)         4,275
Other                                         2,283            60             --          2,343
                                           --------      --------       --------       --------
                                             45,198           186           (364)        45,020
                                           --------      --------       --------       --------

Investment Securities
U.S. Government and Agency securities         2,991            --            (34)         2,957
Other                                           397            --             --            397
                                           --------      --------       --------       --------
                                              3,388            --            (34)         3,354
                                           --------      --------       --------       --------

      Total held to maturity               $ 48,586      $    186       $   (398)      $ 48,374
                                           ========      ========       ========       ========

September 30, 1999

Mortgage-Backed Securities
Fannie Mae                                 $ 23,807      $     94       $   (329)      $ 23,572
Freddie Mac                                  22,014            69           (183)        21,900
Ginnie Mae                                    5,106            34             --          5,140
Other                                         2,453            46             --          2,499
                                           --------      --------       --------       --------
                                             53,380           243           (512)        53,111
                                           --------      --------       --------       --------

Investment Securities
U.S. Government and Agency securities         2,987            --            (34)         2,953
Other                                           415            --             --            415
                                           --------      --------       --------       --------
                                              3,402            --            (34)         3,368
                                           --------      --------       --------       --------

      Total held to maturity               $ 56,782      $    243       $   (546)      $ 56,479
                                           ========      ========       ========       ========


                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       The following is a summary of the amortized cost and fair value of securities held to maturity (other than mortgage-backed securities) at September 30, 2000, by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or repay their obligations.

                                                         Amortized      Fair
                                                           Cost         Value
                                                         ---------     -------
           Remaining period to contractual maturity:
               Less than one year                        $    25      $      25
               One to five years                           2,991          2,957
               Greater than five years                       372            372
                                                          ------       --------

               Total                                     $ 3,388      $   3,354
                                                          ======       ========

       The following is an analysis, by type of interest rate, of the amortized cost and weighted average yield of securities held to maturity:

                                             Fixed     Adjustable
                                             Rate         Rate         Total
                                           -------     ---------    ----------

        September 30, 2000
            Amortized cost                 $ 39,829    $   8,757     $  48,586
            Weighted average yield            6.77%        7.72%         6.94%

        September 30, 1999
            Amortized cost                 $ 45,175    $  11,607     $  56,782
            Weighted average yield            6.69%        6.66%         6.68%

       There were no sales of securities held to maturity during the years ended September 30, 2000, 1999 and 1998.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





(5)    Loans

       The components of the loan portfolio were as follows at September 30:

                                                                         2000            1999
                                                                      ----------      ---------
           One- to four-family residential mortgage loans:
              Fixed rate                                              $ 257,138       $ 263,577
              Adjustable rate                                            86,733          81,154
                                                                      ---------       ---------
                                                                        343,871         344,731
                                                                      ---------       ---------
            Commercial real estate loans                                124,988         110,382
            Commercial business loans                                    27,483          30,768
            Construction loans                                           29,599          19,147
                                                                      ---------       ---------
                                                                        182,070         160,297
                                                                      ---------       ---------

            Home equity lines of credit                                  28,021          25,380
            Homeowner loans                                              37,027          34,852
            Other consumer loans                                          6,486           7,463
                                                                      ---------       ---------
                                                                         71,534          67,695
                                                                      ---------       ---------

              Total loans                                               597,475         572,723

            Allowance for loan losses                                    (7,653)         (6,202)
                                                                      ---------       ---------

              Total loans, net                                        $ 589,822       $ 566,521
                                                                      =========       =========


       Total loans include net deferred loan origination costs of $674 and $838 at September 30, 2000 and 1999, respectively.

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

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       The principal balances of non-accrual loans were as follows at September 30:

                                                               2000      1999
                                                             -------   -------

           One- to four-family residential mortgage loans    $ 2,496   $ 2,839
           Commercial real estate loans                        1,149     1,133
           Commercial business loans                              --       208
           Construction loans                                     27        27
           Consumer loans                                        359       429
                                                              -------   ------

               Total non-accrual loans                       $ 4,031   $ 4,636
                                                              =======   ======

       The allowance for uncollected interest, representing the amount of interest on non-accrual loans that has not been recognized in interest income, was $485 and $456 at September 30, 2000 and 1999, respectively. Gross interest income that would have been recorded if the non-accrual loans at September 30 had remained on accrual status throughout the year, amounted to $337 in fiscal 2000, $395 in fiscal 1999 and $698 in fiscal 1998. Interest income actually recognized on such loans (including income recognized on a cash basis) totaled $77, $131 and $310 for the years ended September 30, 2000, 1999 and 1998, respectively.

       The Company's total recorded investment in impaired loans, as defined by SFAS No. 114, was $1,176 and $1,368 at September 30, 2000 and 1999,
       respectively. Substantially all of these loans were collateral-dependent loans measured based on the fair value of the collateral. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. An impairment allowance was not required at September 30, 2000 and 1999 due to the adequacy of collateral values. The Company's average recorded investment in impaired loans was $1,196, $2,577 and $2,909 during the years ended September 30, 2000, 1999 and 1998, respectively.

       Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                               2000        1999         1998
                                             -------      -------     -------
           Balance at beginning of year      $ 6,202      $ 4,906     $ 3,779
           Provision for losses                1,710        1,590       1,737
           Charge-offs                          (370)        (922)       (665)
           Recoveries                            111          628          55
                                             -------      -------     -------

           Balance at end of year            $ 7,653      $ 6,202     $ 4,906
                                             =======      =======     =======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)




       Real estate owned properties are included in other assets at net carrying amounts of $154 and $403 at September 30, 2000 and 1999, respectively. Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended September 30, 2000, 1999 and 1998.

       Certain residential mortgage loans originated by the Company are sold in the secondary market. Net gains on sales of residential mortgage loans held for sale are included in other non-interest income and amounted to $28, $162 and $170 for the years ended September 30, 2000, 1999 and 1998, respectively. Fixed-rate residential mortgage loans include loans held for sale at a carrying amount of $1,198 at September 30, 1999 (none at September 30, 2000). This amount is net of an allowance for losses of $70 that was established to reduce the loans to market value. Other assets at September 30, 2000 and 1999, respectively, include capitalized mortgage servicing rights with an amortized cost of $229 and $255, which approximated fair value.

       The Company generally retains the servicing rights on mortgage loans sold. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and, if necessary, processing foreclosures. Mortgage loans serviced for others totaled approximately $98,500, $109,000 and $120,700 at September 30, 2000, 1999 and 1998, respectively. These amounts include loans sold with recourse (approximately $1,600 at September 30, 2000) for which management does not expect the Company to incur any significant losses. Mortgage escrow funds include balances of $1,680 at September 30, 2000 and $2,047 at September 30, 1999 related to loans serviced for others.


(6)    Accrued Interest Receivable

       The components of accrued interest receivable were as follows at September 30:


                                                               2000       1999
                                                             -------    -------

           Loans, net of allowance for uncollected interest  $ 2,917    $ 3,638
           Securities                                          2,578      2,195
                                                             -------    -------

              Total accrued interest receivable, net         $ 5,495    $ 5,833
                                                             =======    =======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





(7)    Premises and Equipment

       Premises and equipment are summarized as follows at September 30:

                                                             2000         1999
                                                          ---------    ---------

           Land and land improvements                     $  1,090     $  1,088
           Buildings                                         4,807        4,522
           Leasehold improvements                            3,304        2,809
           Furniture, fixtures and equipment                 8,712        7,258
                                                          --------     --------
                                                            17,913       15,677
           Accumulated depreciation and amortization        (8,961)      (7,445)
                                                          --------     --------

              Total premises and equipment, net           $  8,952     $  8,232
                                                          ========     ========

(8)    Deposits

       Deposit balances and weighted average interest rates are summarized as follows at September 30:

                                              2000                 1999
                                        ---------------      ------------------
                                        Amount     Rate      Amount      Rate
                                        ------     ----      ------      ----
          Demand deposits:
             Retail                    $ 38,145      --%     35,701         --%
             Commercial                  28,324      --      24,147         --
          NOW deposits                   54,800    1.01      47,129       1.01
          Savings deposits              161,987    2.02     161,809       2.02
          Money market deposits          76,332    2.55      80,033       2.75
          Certificates of deposit       249,388    5.83     237,821       4.82
                                       --------            --------

             Total deposits            $608,976    3.34%   $586,640       2.97%
                                       ========    =====   ========       =====


       Certificates of deposit at September 30 had remaining periods to contractual maturity as follows:

                                                           2000           1999
                                                         ---------      --------
          Remaining period to contractual maturity:
           Less than one year                             $176,756      $197,373
           One to two years                                 59,579        28,636
           Two to three years                                9,788         5,579
           Greater than three years                          3,265         6,233
                                                          --------      --------

           Total certificates of deposit                  $249,388      $237,821
                                                          ========      ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       Certificate of deposit accounts with a denomination of $100 or more totaled $31,003 and $27,280 at September 30, 2000 and 1999, respectively. The FDIC generally insures depositor accounts up to $100 as defined in the applicable regulations.

       The Company purchased two branch offices in separate transactions consummated in fiscal 1996 and recorded a core deposit purchase premium of $7,532. Unamortized premiums of $350 and $1,960 are included in other assets at September 30, 2000 and 1999, respectively.

       Interest expense on deposits is summarized as follows for the years ended September 30:

                                                2000         1999         1998
                                              -------      -------      -------

           Savings deposits                   $ 3,435      $ 3,398      $ 3,697
           Money market and NOW deposits        2,499        2,516        2,687
           Certificates of deposit             12,787       11,560       12,771
                                              -------      -------      -------

           Total interest expense             $18,721      $17,474      $19,155
                                              =======      =======      =======


(9)    Borrowings

       The  Company's   borrowings  and  weighted  average  interest  rates  are
summarized as follows at September 30:

                                                                      2000                          1999
                                                             -------------------------     -------------------------
                                                               Amount          Rate        Amount            Rate
                                                             -----------     ---------     -----------     ---------
           FHLB borrowings by remaining period to maturity:
                 Less than one year                          $  42,600        6.70%        $  40,000        5.83%
                 One to two years                               33,750        6.74             5,000        6.35
                 Two to three years                             10,625        5.90            27,535        5.56
                 Three to four years                            15,000        5.43             7,980        5.84
                 Four to five years                             10,000        6.68            25,000        5.20
                 Greater than five years                        10,000        5.19            10,000        5.19
                                                             -----------                   -----------

                                                               121,975        6.36           115,515        5.60
           Bank overdraft                                        5,596                         2,238
                                                             -----------                   -----------

                     Total borrowings                        $ 127,571                     $ 117,753
                                                             ===========                   ===========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)



       FHLB borrowings include securities repurchase agreements of $34,750 at September 30, 2000 and $44,750 at September 30, 1999, with weighted average interest rates of 5.70% and 5.32% and weighted average remaining terms to maturity of approximately 45 months and 61 months at the respective dates. Securities with carrying amounts of $37,619 and $47,366 were pledged as collateral for these borrowings at September 30, 2000 and 1999, respectively. Average borrowings under securities repurchase agreements were $40,515 and $18,330 during the years ended September 30, 2000 and 1999, respectively, and the maximum outstanding month-end balance was $44,750 during both periods.

       The remaining FHLB borrowings were advances of $87,225 and $70,765 at September 30, 2000 and 1999, respectively. As a member of the FHLB of New York, the Bank may have outstanding advances of up to 30% of its total assets, or approximately $250,300 at September 30, 2000, in a combination of term and overnight advances. The unused FHLB borrowing capacity was approximately $163,075 at September 30, 2000. FHLB advances are secured by the investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at September 30, 2000 and 1999.

       FHLB borrowings of $25,000 at September 30, 2000 are callable at the discretion of the FHLB beginning on various dates during fiscal 2001 and 2002. These borrowings have weighted average remaining terms to the initial call dates and the contractual maturity dates of approximately 10 and 67 months, respectively. The weighted average interest rate on callable borrowings was 5.33% at September 30, 2000.


(10)   Income Taxes

       Income tax expense consists of the following components for the years ended September 30:

                                        2000          1999          1998
                                      -------       -------       -------
        Current tax expense:
           Federal                    $ 3,596       $ 2,832       $ 2,765
           State                          394           614           638
                                      -------       -------       -------
                                        3,990         3,446         3,403
                                      -------       -------       -------
        Deferred tax benefit:
           Federal                       (854)       (1,097)         (787)
           State                         (270)         (391)         (270)
                                      -------       -------       -------
                                       (1,124)       (1,488)       (1,057)
                                      -------       -------       -------

        Total income tax expense      $ 2,866       $ 1,958       $ 2,346
                                      =======       =======       =======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       Actual income tax expense amounts for the years ended September 30 differ from the amounts computed by applying the statutory Federal tax rate of 34% to income before income taxes, for the following reasons:

                                                      2000           1999          1998
                                                    -------        -------        -------
Tax at Federal statutory rate                       $ 2,971        $ 2,002        $ 2,240
State income taxes, net of  Federal tax effect           82            147            243
Tax-exempt interest                                    (139)          (102)            --
Low-income housing tax credits                          (72)           (72)           (71)
Other, net                                               24            (17)           (66)
                                                    -------        -------        -------

Actual income tax expense                           $ 2,866        $ 1,958        $ 2,346
                                                    =======        =======        =======

Effective income tax rate                              32.8%          33.3%          35.6%
                                                    =======        =======        =======


       The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

                                                                                   2000          1999
                                                                                 --------      --------
           Deferred tax assets:
              Allowance for loan losses                                          $  3,134      $  2,540
              Branch purchase premium amortization                                  2,002         1,546
              Deferred compensation                                                 1,093           996
              Net unrealized loss on securities available for sale                    360           962
              Depreciation of premises and equipment                                  145           149
              Other                                                                   321           385
                                                                                  ---------     ---------
                 Total deferred tax assets                                          7,055         6,578
                                                                                  ---------     ---------

           Deferred tax liabilities:
              Prepaid pension costs                                                   475           393
              Federal tax bad debt reserve                                            296           370
              Deferred loan origination costs, net                                    251           305
                                                                                  ---------     ---------
                 Total deferred tax liabilities                                     1,022         1,068
                                                                                  ---------     ---------

           Net deferred tax asset                                                $  6,033      $  5,510
                                                                                  =========     =========


       Based on management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at September 30, 2000 and 1999.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)



       As a savings institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. Tax bad debt reserves consist of a defined "base-year" amount, plus additional amounts ("excess reserves") accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future. Federal tax laws include a requirement to recapture into taxable income (over a six-year period) the Federal bad debt reserves in excess of the base-year amounts. The Bank has established a deferred tax liability with respect to such excess Federal reserves. New York State tax laws designate all State bad debt reserves as the base-year amount.

       The Bank's base-year tax bad debt reserves were $4,600 for Federal tax purposes and $26,500 for New York State tax purposes at September 30, 2000. Associated deferred tax liabilities of $3,400 have not been recognized since the Company does not expect that the base-year reserves will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to Provident Bancorp, Inc. and (ii) failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes.


(11)   Regulatory Matters

       Capital Requirements

       OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

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

       Management believes that, as of September 30, 2000 and 1999, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

       The following is a summary of the Bank's actual regulatory capital amounts and ratios at September 30, 2000 and 1999, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

                                                                               OTS Requirements
                                                                  --------------------------------------------
                                                                    Minimum Capital       Classification as
                                               Bank Actual              Adequacy           Well Capitalized
                                           ---------------------  ---------------------  ---------------------
                                            Amount      Ratio      Amount      Ratio      Amount      Ratio
                                           ----------  ---------  ----------  ---------  ----------  ---------

               September 30, 2000
                 Tangible capital        $    80,097      9.6%  $   12,526       1.5%  $       --        --%
                 Tier 1 (core) capital        80,097      9.6       33,402       4.0        41,752      5.0
                 Risk-based capital:
                    Tier 1                    80,097     15.6           --        --        30,738      6.0
                    Total                     86,497     16.9       40,985       8.0        51,231     10.0
                                           ==========  =========  ==========  =========  ==========  =========

               September 30, 1999
                 Tangible capital        $    76,894      9.6%  $   12,069       1.5%  $       --        --%
                 Tier 1 (core) capital        76,894      9.6       32,184       4.0        40,230      5.0
                 Risk-based capital:
                    Tier 1                    76,894     15.9           --        --        28,986      6.0
                    Total                     82,935     17.2       38,648       8.0        48,310     10.0
                                           ==========  =========  ==========  =========  ==========  =========


       Dividend Payments

       Under current OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to the sum of net income for the current year and net income retained for the two preceding years. Dividends in excess of this amount require OTS approval. The Bank paid cash dividends of $2,000 to Provident Bancorp, Inc. during the year ended September 30, 2000 (none during the year ended September 30, 1999).

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       Unlike the Bank, Provident Bancorp, Inc. is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. Through September 30, 2000, the Mutual Holding Company has waived receipt of $309 in cash dividends with respect to its shares of Provident Bancorp, Inc. common stock.

       Stock Repurchase Programs

       The Company completed a stock repurchase program during the year ended September 30, 2000, purchasing 193,200 common shares for the treasury at a total cost of $3,061. In July 2000, the Company announced a second repurchase program to acquire up to 5%, or approximately 185,000, of its publicly-traded shares as market conditions warrant. A total of 9,000 shares were purchased for the treasury under the second program through September 30, 2000 at a total cost of $142.

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


(12)   Comprehensive Income

       Comprehensive income represents the sum of net income and items of "other comprehensive income or loss" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income in the consolidated statements of changes in stockholders' equity.

       The Company's other comprehensive income (loss), which is attributable to gains and losses on securities available for sale, is summarized as follows for the years ended September 30:

                                                                           2000        1999           1998
                                                                         --------    --------       --------
       Net unrealized holding gain (loss) arising during the year, net of related income taxes of ($606), $1,570
             and ($367), respectively                                    $  908       $(2,352)      $  565

       Reclassification   adjustment   for  net   realized   gains
             included in net income, net of related  income  taxes
             of $4 in both 2000 and 1998                                     (5)          --            (6)

                                                                         --------     ---------     --------

        Other comprehensive income (loss)                                $  903       $(2,352)      $  559
                                                                         ========     =========     ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       The Company's accumulated other comprehensive loss, which is included in stockholders' equity, represents the net unrealized loss on securities available for sale of $900 and $2,405 at September 30, 2000 and 1999, respectively, less related deferred income taxes of $360 and $962, respectively.


(13)   Employee Benefit and Stock-Based Compensation Plans

       Pension Plans

       The Company has a non-contributory defined benefit pension plan covering substantially all of its employees. Employees who are twenty-one years of age or older and have worked for the Company for one year are eligible to participate in the plan. The Company's funding policy is to contribute annually an amount sufficient to meet statutory minimum funding requirements, but not in excess of the maximum amount deductible for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

       The following is a summary of changes in the projected benefit obligations and fair value of plan assets, together with a reconciliation of the plan's funded status and the prepaid pension costs recognized in the consolidated statements of financial condition:

                                                           2000         1999
                                                         -------      --------
       Changes in projected benefit obligations:
          Beginning of year                              $ 5,543       $ 5,471
          Service cost                                       515           475
          Interest cost                                      409           402
          Actuarial gain                                    (315)         (651)
          Benefits paid                                     (731)         (154)
                                                         -------       -------

          End of year                                      5,421         5,543
                                                         -------       -------

       Changes in fair value of plan assets:
          Beginning of year                                6,464         5,312
          Actual return on plan assets                     1,126           733
          Employer contributions                             600           573
          Benefits paid                                     (731)         (154)
                                                         -------       -------

          End of year                                      7,459         6,464
                                                         -------       -------

       Funded status at end of year                        2,038           921
       Unrecognized net actuarial (gain) loss               (893)            9
       Unrecognized prior service cost                       (96)         (110)
       Unrecognized net transition obligation                112           138
                                                         -------       -------

       Prepaid pension costs (included in other assets)  $ 1,161       $   958
                                                          =======       =======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       A discount rate of 7.75% and a rate of increase in future compensation levels of 5.5% were used in determining the actuarial present value of the projected benefit obligation at September 30, 2000 (7.5% and 5.5%, respectively, at September 30, 1999). The expected long-term rate of return on plan assets was 8.0% for 2000 and 1999.

       The components of the net periodic pension expense were as follows for the years ended September 30:

                                                       2000      1999      1998
                                                      ------    ------    ------

       Service cost                                   $ 515    $ 475     $ 427
       Interest cost                                    409      402       367
       Expected return on plan assets                  (539)    (425)     (411)
       Amortization of prior service cost               (14)     (14)      (14)
       Amortization of net transition obligation         26       26        26
       Recognized net actuarial loss                     --       23        --
                                                     ------  -------   -------

          Net periodic pension expense                $ 397    $ 487     $ 395
                                                     ======    =====     =====

       The Company has also established a non-qualified Supplemental Executive Retirement Plan to provide certain executives with supplemental retirement benefits in addition to the benefits provided by the pension plan. The periodic pension expense for the supplemental plan amounted to $54, $53 and $46 for the years ended September 30, 2000, 1999 and 1998, respectively. The actuarial present value of the projected benefit obligation was approximately $226 and $128 at September 30, 2000 and 1999, respectively, all of which is unfunded. The obligations at September 30, 2000 and 1999 were determined using discount rates of 7.75% and 7.5%, respectively, and a rate of increase in future compensation of 4.5%.

       Other Postretirement Benefits Plan

       The Company's postretirement health care plan, which is unfunded, provides optional medical, dental and life insurance benefits to retirees. In accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, the cost of postretirement benefits is accrued over the years in which employees provide services to the date of their full eligibility for such benefits. As permitted by SFAS No. 106, the Company has elected to amortize the transition obligation for accumulated benefits (which amounted to $237 at the adoption date) as an expense over a 20-year period. The periodic expense recognized for this plan was $39, $44 and $38 for the years ended September 30, 2000, 1999 and 1998, respectively.

       401(k) Savings Plan

       The Company also sponsors a defined  contribution  plan established under
       Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 10% of their compensation

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       to the plan. The Company currently makes matching contributions equal to 50% of a participant's contributions up to a maximum matching contribution of 3% of compensation. Voluntary and matching contributions are invested, in accordance with the participant's direction, in one or a number of investment options. Savings plan expense was $180, $212 and $315 for the years ended September 30, 2000, 1999 and 1998, respectively.

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

       ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

       ESOP expense was $470 and $635 for the years ended September 30, 2000 and 1999, respectively. The fiscal 1999 expense consisted of (i) $264 attributable to the allocation of 30,912 shares to participants with respect to the initial plan year ended December 31, 1998, and (ii) $264 attributable to 23,184 shares committed to be released to participants during the nine months ended September 30, 1999. Through September 30, 2000, a cumulative total of 85,008 shares have been allocated to participants or committed to be released for allocation. The cost of ESOP shares that have not yet been allocated to participants or committed to be released for allocation is deducted from stockholders' equity (224,112 shares with a cost of $2,726 at September 30, 2000). The fair value of these shares was approximately $3,500 at that date.

       Recognition and Retention Plan

       In February 2000, the Company's stockholders approved the Provident Bank 2000 Recognition and Retention Plan (the "RRP"). The principal purpose of the RRP is to provide executive officers and directors a proprietary interest in the Company in a manner designed to encourage their continued performance and service. A total of 193,200 shares were awarded under the RRP in February 2000, and the grant-date fair value of these shares ($2,995) was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was September 30, 2000. RRP expense was $689 for the year ended September 30, 2000.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       Stock Option Plan

       The stockholders also approved the Provident Bank 2000 Stock Option Plan (the "Stock Option Plan") in February 2000. A total of 386,400 shares of authorized but unissued common stock has been reserved for issuance under the Stock Option Plan, although the Company may also fund option exercises using treasury shares. Options have a ten-year term and may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

       In February 2000, initial option grants were made for 366,650 shares at an exercise price of $15.50 per share. Options on 11,250 shares were subsequently forfeited. A total of 355,400 options were outstanding at September 30, 2000 and 71,080 options were exercisable at that date. A total of 31,000 shares are available for future option grants.

       In accordance with the provisions of APB Opinion No. 25 related to fixed stock options, compensation expense is not recognized with respect to the Company's options since the exercise price equals the fair value of the common stock at the grant date. Under the alternative fair-value-based method defined in SFAS No. 123, the grant-date fair value of fixed stock options is recognized as expense over the vesting period. The estimated per share fair value of options granted in February 2000 was $5.90, estimated using the Black-Scholes option-pricing model with assumptions as follows: dividend yield of 1%; expected volatility rate of 22%; risk-free interest rate of 6.6%; and expected option life of 8 years. Had the fair-value-based method of SFAS No. 123 been applied to the options granted, net income would have been approximately $5,300 and both basic and diluted earnings per share would have been $0.68 for the year ended September 30, 2000.


(14)   Commitments and Contingencies

      Certain premises and equipment are leased under operating leases with terms expiring through 2025. The Company has the option to renew certain of these leases for terms of up to five years. Future minimum rental payments due under non-cancelable operating leases with initial or remaining terms of more than one year at September 30, 2000 are $1,022 for fiscal 2001; $1,047 for fiscal 2002; $1,055 for fiscal 2003; $1,049 for fiscal 2004; $1,032 for fiscal 2005; and a total of $5,849 for later years. Occupancy and office operations expense includes net rent expense of $1,124, $1,020 and $931 for the years ended September 30, 2000, 1999 and 1998, respectively.

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

                                                      2000            1999
                                                    --------        --------
       Lending-Related Instruments:
           Loan origination commitments:
              Fixed-rate loans                      $  9,412        $  8,433
              Adjustable-rate loans                    1,993          10,257
           Unused lines of credit                     35,529          30,443
           Standby letters of credit                   7,548           6,597
       Interest Rate Risk Management:
           Interest rate cap agreements               50,000          20,000
                                                    ========        ========

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

       Loan origination commitments are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 60 days) or other termination clauses, and may require payment of a fee by the customer. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include mortgages on residential and commercial real estate, deposit accounts with the Company, and other property. The Company's fixed-rate loan origination commitments at September 30, 2000 provide for interest rates ranging from 5.50% to 11.78%.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       Unused lines of credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the borrower.

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

       In order to limit the interest rate and market risk associated with loans held for sale and commitments to originate loans held for sale, the Company may enter into mandatory forward commitments to sell loans in the secondary mortgage market. There were no such forward commitments outstanding at September 30, 2000 and 1999. Risks associated with forward commitments to sell mortgage loans include the possible inability of the counterparties to meet the contract terms, or of the Company to originate loans to fulfill the contracts. If the Company is unable to fulfill a contract, it could purchase securities in the open market to deliver against the contract. The Company controls its counterparty risk by entering into these agreements only with highly-rated counterparties.

       Interest Rate Cap Agreements

       The Company had outstanding interest rate cap agreements with notional amounts of $50,000 and $20,000 at September 30, 2000 and 1999, respectively. The agreements at September 30, 2000 have terms ending in March 2003 and April 2003. These agreements were entered into to reduce the Company's exposure to potential increases in interest rates on a portion of its certificate of deposit accounts and borrowings. The counterparties in the transactions have agreed to make interest payments to the Company, based on the notional amounts, to the extent that the three-month LIBOR rate exceeds specified levels during the term of the agreements. These specified rate levels were 8.25% and 6.50% for agreements with notional amounts of $30,000 and $20,000, respectively, at September 30, 2000.

       The carrying amounts of the agreements at September 30, 2000 and 1999 represented unamortized premiums of $258 and $209, respectively, which are included in other assets. The estimated fair values of the agreements at September 30, 2000 and 1999 were approximately $190 and $310, respectively, representing the estimated net amounts the Company would have received had it terminated the contracts at those dates. Premium amortization of $79, $61 and $36 is included in interest expense for the years ended September 30, 2000, 1999 and 1998, respectively. Counterparty payments of $19 were received and recorded as a reduction of interest expense for the year ended September 30, 2000.

(16)   Fair Values of Financial Instruments

       SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information for those financial instruments for which it is practicable to estimate fair value,

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)





       whether or not such financial instruments are recognized in the consolidated statements of financial condition. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

       Quoted market prices are used to estimate fair values when those prices are available, although active markets do not exist for many types of financial instruments. Fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

       The following is a summary of the carrying amounts and estimated fair values of financial assets and liabilities at September 30 (none of which were held for trading purposes):

                                                       2000                          1999
                                            ---------------------------   ----------------------------
                                             Carrying      Estimated      Carrying        Estimated
                                              Amount       Fair Value       Amount       Fair Value
                                            ------------  -------------   -----------   --------------
        Financial Assets:
          Cash and due from banks              12,785      $  12,785      $ 11,838       $  11,838
          Securities available for sale       162,157        162,157       148,387         148,387
          Securities held to maturity          48,586         48,374        56,782          56,479
          Loans                               589,822        576,568       566,521         564,275
          Accrued interest receivable           5,495          5,495         5,833           5,833
          FHLB stock                            7,023          7,023         6,176           6,176
        Financial Liabilities:
          Deposits                            608,976        608,450       586,640         585,402
          Borrowings                          127,571        127,015       117,753         117,077
          Mortgage escrow funds                 5,971          5,971        10,489          10,489
                                            ============  =============   ===========   ==============


       The following methods and assumptions were used by management to estimate the fair value of the Company's financial instruments:

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

       Fair values were estimated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the current market rate on loans that are similar with regard to collateral, maturity and the type of borrower. The discounted value of the cash flows was reduced by a credit risk adjustment based on loan categories. Based on the current composition of the Company's loan portfolio, as well as past experience and current economic conditions and trends, the future cash flows were adjusted by prepayment assumptions that shortened the estimated remaining time to maturity and therefore affected the fair value estimates.

       Estimated fair values of loans held for sale were based on contractual sale prices for loans covered by forward sale commitments. Any remaining loans held for sale were valued based on current secondary market prices and yields.

       Deposits

       In accordance with SFAS No. 107, deposits with no stated maturity (such as savings, demand and money market deposits) were assigned fair values equal to the carrying amounts payable on demand. Certificates of deposit were segregated by account type and original term, and fair values were estimated by discounting the contractual cash flows. The discount rate for each account grouping was equivalent to the current market rates for deposits of similar type and maturity.

       These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source that has a substantial unrecognized value separate from the deposit balances.

       Borrowings

       Fair values of FHLB borrowings were estimated by discounting the contractual cash flows. A discount rate was utilized for each outstanding borrowing equivalent to the then-current rate offered by the FHLB on borrowings of similar type and maturity. The bank overdraft included in total borrowings has an estimated fair value equal to the carrying amount.

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

       The carrying amounts and estimated fair values of the Company's interest rate cap agreements at September 30, 2000 and 1999 are set forth in note
       15. The fair values of the Company's lending-related off-balance-sheet financial instruments described in note 15 were estimated based on the interest rates and fees currently charged to enter into similar agreements, considering the remaining terms of the agreements and the present credit worthiness of the counterparties. At September 30, 2000 and 1999, the estimated fair values of these instruments approximated the related carrying amounts which were not significant.


(17)   Condensed Parent Company Financial Statements

       Set forth below are the condensed statements of financial condition of Provident Bancorp, Inc. at September 30, 2000 and 1999, together with the related condensed statements of income and cash flows for the year ended September 30, 2000 and the period from January 7, 1999 through September 30, 1999.

                                                                           September 30,
                                                                    --------------------------
                                                                        2000           1999
                                                                    ----------       ---------
                    Condensed Statements of Financial Condition
           Assets
           Cash and cash equivalents                                  $   129        $ 2,367
           Securities available for sale                               10,396          9,906
           Loan receivable from ESOP                                    3,008          3,384
           Investment in Provident Bank                                77,084         74,496
           Other assets                                                   434            320
                                                                      -------        -------

                   Total assets                                       $91,051        $90,473
                                                                      =======        =======

           Liabilities                                                $    65        $   174
           Stockholders' Equity                                        90,986         90,299
                                                                      -------        -------

                    Total liabilities and stockholders' equity        $91,051        $90,473
                                                                      =======        =======

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             (Dollars in thousands)

                                                                           Year Ended    Period Ended
                                                                          September 30,  September 30,
                                                                              2000           1999
                                                                            --------       --------
                          Condensed Statements of Income

           Interest income                                                  $    902       $    425
           Dividends from Provident Bank                                       2,000           --
           Non-interest expense                                                 (180)          --
           Income tax expense                                                   (279)          (174)
                                                                            --------       --------
           Income before equity in undistributed earnings
                of Provident Bank                                              2,443            251
           Equity in undistributed earnings of Provident Bank                  3,429          2,951
                                                                            --------       --------

           Net income                                                       $  5,872       $  3,202
                                                                            ========       ========

                        Condensed Statements of Cash Flows

           Cash Flows from Operating Activities:
           Net income                                                       $  5,872       $  3,202
           Adjustments to reconcile net income to net cash
               provided by (used in) operating activities:
                 Equity in undistributed earnings of
                   Provident Bank                                             (3,429)        (2,951)
                 Other adjustments, net                                         (405)          (312)
                                                                            --------       --------

                        Net cash provided by (used in) operating
                        activities                                             2,038            (61)
                                                                            --------       --------

           Cash Flows from Investing Activities:
           Purchases of securities available for sale                         (1,008)       (10,218)
           Proceeds from sales of securities available for sale                  984           --
           Capital contribution to Provident Bank                               --          (24,000)
                                                                            --------       --------

                        Net cash used in investing activities                    (24)       (34,218)
                                                                            --------       --------

           Cash Flows from Financing Activities:
           Treasury shares purchased                                          (3,203)          --
           Cash dividends paid                                                (1,049)          (367)
           Net proceeds from stock offering                                     --           37,113
           Initial capitalization of Provident Bancorp, MHC                     --             (100)
                                                                            --------       --------

                        Net cash (used in) provided by financing
                            activities                                        (4,252)        36,646
                                                                            --------       --------

           Net (decrease) increase in cash and cash equivalents               (2,238)         2,367
           Cash and cash equivalents at beginning of period                    2,367           --
                                                                            --------       --------

           Cash and cash equivalents at end of period                       $    129       $  2,367
                                                                            ========       ========

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)










(18)   Quarterly Results of Operations (Unaudited)

       The following is a condensed summary of quarterly results of operations for the years ended September 30, 2000 and 1999:


                                                       First           Second           Third            Fourth
       Year Ended September 30, 2000                  Quarter         Quarter          Quarter           Quarter
                                                    ------------    -------------    -------------    --------------
       Interest and dividend income              $    14,298     $    14,522      $    14,811      $    15,268
       Interest expense                                6,194           6,324            6,642            6,874
                                                    ------------    -------------    -------------    --------------
       Net interest income                             8,104           8,198            8,169            8,394
       Provision for loan losses                         450             450              450              360
       Non-interest income                               847             794              843              907
       Non-interest expense                            6,385           6,623            6,365            6,435
                                                    ------------    -------------    -------------    --------------
       Income before income tax expense                2,116           1,919            2,197            2,506
       Income tax expense                                716             691              681              778
                                                    ------------    -------------    -------------    --------------

       Net income                                $     1,400     $     1,228      $     1,516      $     1,728
                                                    ============    =============    =============    ==============

       Basic and diluted earnings per common
       share                                     $      0.17     $      0.16      $      0.20      $      0.23
                                                    ============    =============    =============    ==============

       Year Ended September 30, 1999

       Interest and dividend income              $    12,506     $    12,563      $    13,171      $    14,027
       Interest expense                                5,333           5,009            5,249            5,998
                                                    ------------    -------------    -------------    --------------
       Net interest income                             7,173           7,554            7,922            8,029
       Provision for loan losses                         360             360              420              450
       Non-interest income                               812             766              687              838
       Non-interest expense                            6,472           6,632            6,517            6,682
                                                    ------------    -------------    -------------    --------------
       Income before income tax expense                1,153           1,328            1,672            1,735
       Income tax expense                                425             491              544              498
                                                    ------------    -------------    -------------    --------------

       Net income                                $       728     $       837      $     1,128      $     1,237
                                                    ============    =============    =============    ==============

       Basic and diluted earnings per common
       share                                                     $       0.10     $      0.14      $      0.15
                                                                    =============    =============    ==============


(19)   Accounting Standards

       In fiscal 2001, the Company will adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

       SFAS No. 133 requires that all derivative instruments be measured at fair value and recognized in the statement of financial condition as either assets or liabilities. Changes in the fair value of derivative instruments are reported either in current earnings or comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. Special hedge accounting treatment is

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)



       permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge. For instance, the effective portion of a cash flow hedge is recognized in other comprehensive income, while the ineffective portion is recognized in current earnings.

       SFAS No. 133 was effective October 1, 2000 for the Company. Because the Company's derivatives were limited to the interest rate cap agreements described in note 15, the effect of adoption of SFAS No. 133 was not significant. However, there may be increased volatility in net income and stockholders' equity on an ongoing basis as a result of SFAS No. 133 depending on factors such as the Company's future use of derivatives and further ongoing interpretation of SFAS No. 133 by the Financial Accounting Standards Board.

       SFAS No. 140 replaces SFAS No. 125 which the Company adopted in fiscal 1997. Although SFAS No. 140 revises certain aspects of accounting for securitizations and collateral, and requires certain new disclosures, it carries over most provisions of SFAS No. 125 without revision. SFAS No. 140 is effective for transactions occurring after March 31, 2001, and its provisions related to collateral and disclosures are effective for fiscal years ending after December 15, 2000. The Company's present accounting practices for mortgage loan sales, the related servicing rights, and securities repurchase agreements are not expected to change significantly under SFAS No. 140. Accordingly, adoption of the standard in fiscal 2001 is not expected to have a significant effect on the Company's consolidated financial statements.